UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

HANCOCK WHITNEY CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

March 14, 2023

To Our Shareholders:

We are pleased to report that Hancock Whitney achieved record earnings in 2022. Our associates took on the challenges of a remarkable year of volatility, each day exhibiting our founding values – Honor and Integrity, Strength and Stability, Commitment to Service, Teamwork and Personal Responsibility. We focused on reinvesting in our people, technology, and marketing to succeed in this uncertain economic environment and to build momentum towards a new set of strategic objectives. With a de-risked balance sheet, strong capital, solid allowance for credit losses, and proven resilience in navigating nearly 125 years of economic expansions and recessions, we believe we are well positioned to exhibit strength, stability and commitment to service for our clients and communities in any economy.

Financial Highlights

We had a strong conclusion to a year of great progress, ending 2022 with a reported earnings per diluted share (EPS) of a record-breaking $5.98, compared to $5.22 in 2021. Operating pre-provision net revenue (PPNR)* totaled $641.1 million in 2022, an increase of $103.5 million, or 19%, from 2021. Core loan growth (excluding SBA Paycheck Protection Program loans) was $2.5 billion, or 12%, from 2021, reflecting strong loan demand across our geographic footprint and within specialty lines of business. This loan growth combined with the rising rate environment contributed to expansion of our net interest margin and revenue growth. Net interest margin increased 31 basis points (bps) to 3.26% during 2022. We ended 2022 in a strong capital position with a TCE ratio of 7.09% and a CET1 ratio of 11.41%. We will continue to manage capital in the best interests of the company and our shareholders.

In 2022, we beat our 55% efficiency ratio goal several quarters early, ending the year with a 52.93% ratio, and the fourth quarter ratio of 49.81%. We were able to achieve our target by not only the thoughtful execution of expense management and efficiency initiatives, but also a focus on revenue generation through new banker hires in growth markets. We are exceptionally proud of our team, who helped execute the company’s overall performance goals and contributed to four successful quarters in 2022.

Despite the impact of the volatile economic environment on our markets and clients, our credit metrics remained strong, and are among the best in class. Criticized commercial loans and nonperforming loans remained near historically low levels throughout 2022. With 2022 annual net charge-offs at a record low of $1.9 million, we are pleased with how our portfolio has performed during these unprecedented times, allowing us to continue recapturing in 2022 some of the reserves added in 2020 at the beginning of the coronavirus pandemic. While coverage is down year-over-year, it remains elevated compared to pre-pandemic levels and we believe we are positioned well for today’s economic environment.

Diversity, Equity and Inclusion

Diversity, Equity, and Inclusion (DEI) are fundamental to the spirit of HWC’s mission, purpose and values. We pledge exceptional service to our clients and communities and believe our commitment to DEI further strengthens our ability to meet the needs of our associates, communities, clients and shareholders. Different perspectives, backgrounds, and experiences produce stronger teams and collaborative innovation resulting in improved overall organizational performance. This wider range of influence and diverse thought allows us to better serve the people and communities depending on us.

Our commitment to DEI starts at the top of our organization, supported through oversight by the Compensation Committee of the Hancock Whitney Corporation Board of Directors. We continue to foster open conversations and an inclusive workplace culture through our DEI Council and enhanced diverse recruiting efforts. Further supporting, developing, and celebrating the existing workforce, associates are provided diversity education, experiences and resources to help inspire behaviors that contribute to an inclusive, high-performing culture in which all associates may thrive.

The Corporate Governance and Nominating Committee of the Board oversees a broad range of issues surrounding the composition and operation of the Board. The committee and the Board believe the Board should have directors from diverse backgrounds with a diversified set of business skills, perspectives and experience. The committee considers whether the Board, as a whole, reflects the diverse regions, the lines of businesses in our markets and the clients we serve. Our Board is currently composed of five women and 10 men. One of our directors self identifies as African American and one self identifies as Latina.

Our Board of Directors, executive teams, and associates thank you for your continued confidence in Hancock Whitney.

Jerry L. Levens Chairman of the Board	John M. Hairston President & CEO

* Non-GAAP measure. Reconciliation included in the following proxy statement

March 14, 2023

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

_______________________________

To our Shareholders:

Hancock Whitney Corporation (the Company) will hold its Annual Meeting of Shareholders on Wednesday, April 26, 2023, at 11:00 a.m. Central Time in virtual-only format via audio webcast. To attend the annual meeting, go to www.virtualshareholdermeeting.com/HWC2023 and log in using the control number on your proxy card, voting instruction form or notice. The annual meeting will be held for the following purposes:

1.
To elect five directors to serve until the 2026 annual meeting;
2.
To approve, on an advisory basis, the compensation of our named executive officers;
3.
To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and
4.
To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2023.

Only holders of record of shares of our common stock at the close of business on February 27, 2023 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

Your vote is important, whether or not you expect to attend the meeting. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote during the meeting.

By order of the Board of Directors,

Jerry L. Levens Chairman of the Board	John M. Hairston President & CEO

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on April 26, 2023:

The notice of annual meeting, proxy statement, proxy card and the 2022 annual report for the period ending December 31, 2022, are available at https://materials.proxyvote.com/410120

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider prior to voting. Please read the entire proxy statement carefully before voting.

2023 Annual Meeting Information (see pages 5 - 9)

Date:	Wednesday, April 26, 2023

Time:	11:00 a.m. Central Time

Location:	Please visit www.virtualshareholdermeeting.com/HWC2023

Record Date:	February 27, 2023

Admission:

To attend and participate in the meeting, you will need the control number included on your proxy card or notice if you are a shareholder of record or included in your voting instruction card and voting instructions you received from your broker. Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail prior to the meeting as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card to ensure that your shares are represented and voted.

Items of Business
	Proposal	Board Recommendation	Page Number
1.	Elect five directors to serve until the 2026 annual meeting	FOR all Nominees	9

2.	Approve, on an advisory basis, the compensation of our named executive officers	FOR	61

3.	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers	1 YEAR	62

4.	Ratify the selection of PricewaterhouseCoopers LLP, our independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2023	FOR	66

Fiscal 2022 Company Performance Highlights (see page 36-37)

2022 was a record year, with earnings of $524.1 million, or $5.98 per diluted common share. We experienced strong loan demand across our geographic footprint and within our specialty lines of business. The strong loan growth combined with the rising rate environment contributed to an expansion of our net interest margin and revenue growth. We beat our 55% efficiency ratio goal several quarters early, ending the year with a 52.93% ratio. We were able to achieve our target by both the thoughtful execution of expense management and efficiency initiatives, and a focus on revenue generation through new banker hires in growth markets. We maintained historically low levels of commercial criticized and nonperforming loans throughout 2022. Our capital levels remain strong and well above regulatory minimums. The following is an overview of financial results for the year ended December 31, 2022:

•
Record net income of $524.1 million, or $5.98 per diluted common share
•
Operating pre-provision net revenue (PPNR)* of $641.1 million, up $103.5 million, or 19%, from 2021
•
Net interest margin increased 31 basis points (bps) to 3.26% during 2022, driven by rising interest rates and a favorable change in the earning asset mix
•
Negative provision for credit losses of $28.4 million in 2022 reflecting a reserve release of $30.3 million and net charge-offs of $1.9 million, compared to a negative provision of $77.5 million in 2021 that reflected a reserve release of $108.7 million and net charge-offs of $31.2 million
•
Core loan growth of $2.5 billion, or 12%, and a $492 million reduction of PPP loans due to forgiveness resulted in an overall increase in total loans of $2.0 billion in 2022
•
Total assets at December 31, 2022 were $35.2 billion, down $1.3 billion from December 31, 2021
•
Deposits of $29.1 billion at December 31, 2022 decreased $1.4 billion, or 5%, primarily driven by runoff of economic stimulus funding and Hurricane Ida insurance proceeds; noninterest bearing deposits comprised 47% of total deposits at both December 31, 2022 and 2021

•
Criticized commercial loans and nonperforming loans remained near historically low levels throughout 2022
•
Efficiency ratio improved to 52.93% during 2022, down from 57.29% in 2021
•
Capital ratios remain strong and well above regulatory minimums with common tier 1 equity (“CET1”) of 11.41% at December 31, 2022, compared to 11.09% at December 31, 2021
•
Dividends were maintained throughout 2022

* For more information and for a reconciliation of this and other non-GAAP financial measures, refer to Appendix A to this proxy statement.

Corporate Governance Highlights

Independent Oversight

•
Independent director, Jerry L. Levens, serves as the chairman of our Board. His responsibilities and duties help ensure our Board’s independent functioning.
•
With the exception of Mr. Hairston, who is our only employee director, all of our directors are independent under the listing standards of The NASDAQ Stock Market, LLC.
•
Our independent directors meet regularly in executive session without members of management.
•
With the exception of our executive committee, which includes Mr. Hairston, our Board committees and committee leadership are comprised entirely of independent directors.

Shareholder Engagement

•
We strive to maintain open and transparent communications with our shareholders and aim to optimize opportunities for engagement.
•
We utilize various channels to engage with shareholders and analysts including face-to-face and virtual meetings, conferences, road shows, investor calls, quarterly earnings calls, and annual shareholder meetings, as well as distributing regular communications through our quarterly shareholder letter, annual proxy statement and annual Environmental, Social Responsibility and Governance (ESG) Report.
•
In 2022, we communicated with approximately 217 current and potential analysts and investors (including half of our top 10 shareholders) at 38 different investor conferences or industry sponsored calls, and in individual management calls. Additionally, we held annual review meetings with the rating agencies S&P Global and Moody’s Investor Services.
•
We maintain ongoing responsiveness to institutional and retail shareholders who directly contact us, and we remain committed to timely follow-up.

Diversifying and Refreshing the Board’s Perspective

•
Our Board has adopted a “Rooney Rule” to ensure diverse candidates are included in the pool from which it selects director nominees.
•
Our Board values fresh perspectives and 20% of our directors have been added since 2017.
•
Two-thirds of the directors added to our Board since 2017 are women and 33% of our current directors are women.
•
Three of the five women on our Board have leadership roles.
•
Our ongoing director training program provides continuing education on various issues of importance to the Company.
•
We have a mandatory retirement policy for directors that prohibits re-election after their 72nd birthday.
•
Our Board has established an ongoing Board succession planning process to ensure our Board continues to have the depth and breadth of experience and perspective needed for a strong financial institution.

Good Governance Practices

•
Our Corporate Governance and Nominating Committee is responsible for overseeing the Company’s environmental, social, and governance strategies and initiatives.
•
Our Compensation Committee is responsible for overseeing the Company’s human capital strategies.
•
We have established a Sustainability Committee chaired by our Chief Risk Officer and comprised of senior executives. This management committee is responsible for assisting with the development and implementation of strategies and initiatives relating to the environment, social responsibility and sustainable growth generally.

•
In 2019, we began publishing an annual ESG Report, which is available on our Investor Relations website at investors.hancockwhitney.com under the Corporate Overview tab. In our ESG Report we have included disclosures relating to our commercial banking activities that align with the Sustainability Accounting Standards Board standards and disclosures aligned with the recommendations of the Task Force on Climate-related Financial Disclosure.
•
Each member of our Audit Committee has banking or related financial management expertise and all four members are “financial experts” as defined by the SEC.
•
Our Insider Trading Policy prohibits directors, officers and other associates from hedging Hancock Whitney stock.
•
During 2022, none of our directors held shares of Company stock that were pledged.
•
We have stock ownership and retention guidelines for directors and executive officers.
•
During 2022, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served.
•
Our directors perform an annual evaluation of the Board to satisfy its obligation to represent the long-term interests of our shareholders, clients, communities and associates.
•
Our Corporate Governance Guidelines prohibit our directors from serving on more than three other public company boards in addition to our board.

Executive Compensation Best Practices (see page 39)
•
Significant percentage of executive target compensation is performance-based.
•
Majority of long-term incentives awarded to executives are performance-based.
•
Mandated post-vest holding periods for stock awards.
•
No excise tax gross-up provisions in change in control agreements.
•
Clawback policy covering material restatement of financial statements.
•
Limited perquisites.
•
Stock ownership requirements.

Current Directors and Director Nominees
Name	2023 Nominee	Director Since	Independent	Position	Current Committee Memberships
Frank E. Bertucci	✓	2000	✓	President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage	Board Risk (Chair) Corporate Governance & Nominating Executive
Constantine S. Liollio	✓	2016	✓	President of Plains Midstream Canada ULC	Compensation (Vice Chair) Executive
Thomas H. Olinde	✓	2009	✓	President of Olinde Hardware and Supply Co., Inc. and Managing Member and Director of B. Olinde and Sons Co., LLC	Compensation Corporate Governance & Nominating (Vice Chair)
Joan C. Teofilo	✓	2016	✓	President and Chief Executive Officer of The Energy Authority	Board Risk (Vice Chair)
C. Richard Wilkins	✓	2016	✓	Sole Member, C. Richard Wilkins, Attorney at Law, PLLC	Board Risk Corporate Governance & Nominating
Hardy B. Fowler		2011	✓	Managing Member of Hardy B. Fowler L.L.C.	Audit Compensation (Chair) Executive
John M. Hairston		2006	---	President of the Company and Chief Executive Officer of the Company and the Bank	Executive
Randall W. Hanna		2009	✓	Dean and Chief Executive Officer of Florida State University Panama City	Board Risk Executive
James H. Horne		2000	✓	Co-owner and President of Handy Lock Self Storage Centers; real estate developer	Compensation Corporate Governance & Nominating (Chair) Executive
Suzette K. Kent		2020	✓	CEO of Kent Advisory Services, LLC and Former Federal Chief Information Officer of the United States	Board Risk
H. Merritt Lane		2021	✓	President and Chief Executive of Canal Barge Company, Inc.	Board Risk
Jerry L. Levens (Chairman of the Board)		2009	✓	Retired Partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC	Audit Compensation Executive (Chair)
Sonya C. Little		2016	✓	Chief Administrative Officer of Strategic Property Partners	Audit (Vice Chair) Board Risk Corporate Governance & Nominating
Sonia A. Pérez		2021	✓	Retired President of Southeast States, AT&T Inc.	Board Risk
Christine L. Pickering		2000	✓	Owner of Christy Pickering, CPA	Audit (Chair) Board Risk Corporate Governance & Nominating Executive

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these materials because you owned shares of our common stock at the close of business on February 27, 2023, the record date for the meeting, and are entitled to vote those shares at the meeting. All materials for the 2023 annual meeting are available to you online at https://materials.proxyvote.com/410120 beginning March 14, 2023 and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes information you should consider in connection with the matters that will be voted on at the annual meeting. You do not need to attend the annual meeting to vote your shares.

When and where is the annual meeting?

We will hold the annual meeting on Wednesday April 26, 2023, at 11:00 a.m. Central Time in a virtual-only format via audio webcast. Shareholders will be able to attend the annual meeting by visiting www.virtualshareholdermeeting.com/HWC2023. There will be no physical, in-person meeting. See “How can I attend the annual meeting?” below regarding how to attend the meeting.

How can I attend the annual meeting?

If you are a shareholder of record or beneficial owner of common stock holding shares on February 27, 2023, the record date, you may attend the meeting by visiting www.virtualshareholdermeeting.com/HWC2023 and logging in by entering the control number found on your proxy card, voting instruction form or notice, as applicable.

Shareholders who cannot locate their control number and whose shares are (i) held of record (directly with our transfer agent) or (ii) credited to their associate account in the Hancock Whitney Corporation 401(k) Savings Plan, may contact our Investor Relations team at InvestorRelations@hancockwhitney.com to receive a duplicate control number. Shareholders who cannot locate their control number and whose shares are held in street name (through a broker, bank or other nominee) should contact their broker or nominee to receive a duplicate control number.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2022 annual report, to shareholders by providing access to these documents online instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. We have elected electronic access to our proxy materials to save the Company the cost of producing and mailing these documents. We believe this expedites shareholder receipt of proxy materials, lowers the costs incurred by us and conserves natural resources. The notice also provides instructions on how to submit your proxy and vote online or by phone. If you would like to receive a printed copy or emailed copy of our proxy materials free of charge, please follow the instructions set forth in the notice to request the materials.

Who is soliciting my proxy?

Our Board of Directors (our Board) is soliciting a proxy to vote the shares that you are entitled to vote at our 2023 annual meeting, whether or not you attend the meeting. By completing, signing, dating and returning the proxy card or voting instruction card, or submitting your proxy online or by phone with your voting instructions, you are authorizing the proxy holders to vote your shares at our annual meeting in accordance with your instructions.

Who may vote at the annual meeting?

You may vote at the annual meeting if you owned Company common stock at the close of business on February 27, 2023, the record date for the meeting. You are entitled to one vote for each share of our common stock held by you on the record date, including shares:

• held directly in your name with our transfer agent (with respect to such shares you are referred to as the “shareholder of record”);
• held for you in an account with a broker, bank or other nominee (such shares are considered to be held in “street name”); and
• credited to your associate account in the Hancock Whitney Corporation 401(k) Savings Plan (the Hancock Whitney 401(k) Plan).

How many shares must be present to hold the annual meeting?

A majority of the outstanding shares of our common stock as of the record date must be present at the annual meeting to convene the meeting and conduct business. This is called a quorum. On the record date, there were 86,703,400 shares of our common stock outstanding and entitled to vote. Accordingly, 43,351,701 shares of our common stock constitute a quorum. If you are a street name holder and you do not instruct your broker or nominee how to vote your shares on any of the proposals, and your broker or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, shareholders of record who are present at the annual meeting virtually (see “How can I attend the annual meeting” above for information on how to attend virtually) or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

What proposals are scheduled for a vote at the annual meeting?

There are four proposals scheduled for a shareholder vote at the annual meeting:

1.	To elect five directors to serve until the 2026 annual meeting;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers; and
4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2023.

How do I vote my shares and ask questions during the annual meeting?

Shareholders may vote and submit questions during the annual meeting by following the instructions available on the virtual meeting website. Technical assistance will be available for those attending the meeting. See “How can I attend the annual meeting?” above regarding how to attend the meeting.

Shareholders may also submit questions in advance of the meeting at www.proxyvote.com by entering the control number found on their proxy card, voting instruction form or notice, as applicable, and following the instructions on that site. We encourage shareholders who wish to submit a question to read our rules and procedures for the conduct of the annual meeting appearing on the proxy vote and virtual shareholder meeting websites.

Even if you plan to attend the annual meeting, we encourage you to submit your voting instructions and proxy online, by phone or by mail (as described below) so your shares will be counted as present and voted if you later decide not to attend.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Hancock Whitney 401(k) Plan, you may vote your shares without attending the annual meeting.

Shareholders of Record and Shareholders through the Hancock Whitney 401(k) Plan: You may submit a proxy to vote your shares in any of the following ways:

•
Online – You may submit your proxy and voting instructions online by following the instructions on the notice or proxy card prior to the deadline for online submissions. If you submit your proxy and voting instructions online, you do not need to return a proxy card. The online submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for online submissions is 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 25, 2023.
•
By Phone – You may submit your proxy and voting instructions by using any touch-tone telephone and following the instructions on the notice or proxy card prior to the deadline for telephone submissions. If you submit your proxy and voting instructions by telephone, you do not need to return a proxy card. The telephone submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received. The deadline for phone submissions is 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 25, 2023.

•
By Mail – If you received or requested printed materials, you may submit your proxy and voting instructions by mail by completing, signing, dating, and returning your proxy card in the postage prepaid envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and your title or capacity. The Corporate Secretary must receive your proxy card by 9:00 a.m. Central Time on April 26, 2023 in order for your shares to be voted.

Street Name Shareholders: For shares held in street name, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions online. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

What happens if I submit a proxy without complete instructions or if I do not vote at all? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly complete, sign, date, and return a proxy or voting instruction card, or submit your proxy online, your stock will be voted as you specify.

If you do not submit a proxy or voting instruction card, or if you submit a properly executed proxy with incomplete voting instructions, whether your shares may be voted depends upon two factors – whether you are a shareholder of record or a street name shareholder and, if you are a street name shareholder, whether the proposal is considered routine or non-routine under New York Stock Exchange rules that apply to securities intermediaries (such as brokers, banks, and other nominees).

Shareholders of Record and Shareholders through the Hancock Whitney 401(k) Plan: If you do not provide voting instructions on any matter (either by not returning a proxy card or not voting online or due to incomplete voting instructions) and you do not vote during the meeting, your shares will not be voted on the matter for which instructions are not received. If you do not submit a proxy at all and do not vote during the annual meeting, your shares will not be voted on any matter. However, if you submit a properly executed proxy card but do not provide voting instructions, your proxy will vote as recommended by the Board of Directors, which will be as follows at the 2023 Annual Meeting: FOR all five nominees under Proposal 1, FOR Proposal 2, ONE YEAR on Proposal 3, FOR Proposal 4, and as the proxies decide on any matter properly brought before the meeting.

Street Name Shareholders: If you hold shares in street name and you do not provide voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee only has discretionary authority to vote your shares on routine matters. The proposal to ratify the Board’s selection of the independent registered public accounting firm is considered a routine matter. However, the proposal to elect directors, the say-on-pay proposal and say-on-pay frequency proposal are each considered non-routine matters and if you do not provide voting instructions on those non-routine proposals your shares will not be voted on those proposals.

A broker non-vote occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the broker non-vote) on non-routine matters with respect to which you have not given voting instructions.

What are my voting options for each proposal? How does the Board of Directors recommend that I vote? How many votes are required to approve each proposal? How are the votes counted?

The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how the Board of Directors recommends that you vote on each proposal, what vote is required for each proposal to be approved, and how abstentions, withheld votes, and broker non-votes will affect the outcome of each proposal.

Proposal	Election of Directors	Say-on-Pay (advisory)	Say-on-Pay Frequency (advisory)	Ratification of Selection of Auditors for 2023
Your Voting Options	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the five nominees.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.	You may vote for 1 year, 2 years or 3 years on the proposal or you may "ABSTAIN" from voting.	You may vote “FOR” or “AGAINST” this proposal or you may “ABSTAIN” from voting.
Recommendation of the Board of Directors	The Board recommends you vote “FOR” each of the five nominees.	The Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

The Board recommends that you vote for "1 YEAR", on an advisory basis, of the frequency of the shareholder vote to approve compensation of our named executive officers as disclosed in this proxy statement.

The Board recommends that you vote “FOR” ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.
Vote Required for Approval	Plurality of the votes cast*	Majority of the votes cast	Majority of the votes cast	Majority of the votes cast
Effect of Withheld Vote or Abstention	No effect	No effect	No effect	No effect
Effect of Broker Non-vote	No effect	No effect	No effect	Not applicable

* A plurality vote means that the five nominees who receive the five highest numbers of votes cast in the election of directors will be elected as directors, even if less than a majority.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one notice, proxy card or voting instruction card, it means you hold shares registered in more than one name, or through multiple street name accounts. To ensure that all of your shares are represented at the meeting and voted, complete, sign, date and return each proxy card or voting instruction card, or if you submit your proxy and voting instructions online or by phone, do so for each notice, proxy card and voting instruction card you receive. If you plan to vote during the annual meeting, please refer to “How do I vote my shares and ask questions during the annual meeting?” above for additional information.

May I change my vote?

Yes. Your proxy may be revoked or changed at any time before it is voted by providing notice of revocation in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date, by a later-dated online vote, or by voting during the annual meeting. Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting. Ms. Phillips’ office is located in Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501. The notice must be received prior to the exercise of the proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

If you hold shares in street name, you must follow your broker’s instructions to change your vote.

Who pays for soliciting proxies?

The Company pays all costs of soliciting proxies. In addition, directors, officers and regular associates of the Company and its banking subsidiary, Hancock Whitney Bank (the Bank), may solicit proxies by mail, telephone, email or personal interview, but will not receive additional compensation for such solicitations.

Could other matters be considered and voted upon at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our Bylaws, the deadline has expired for any shareholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote in his discretion on such matter.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of our common stock.

How do I obtain additional copies of SEC filings?

Copies of all of our filings with the SEC may be obtained free of charge by clicking on “SEC Filings” on our Investor Relations website at investors.hancockwhitney.com.

If you would like to receive a printed copy of our reports on Forms 10-K and 10-Q as filed with the SEC, you may request these by contacting Kathryn Shrout Mistich, Manager, Investor Relations, Hancock Whitney Corporation, by mail at P.O. Box 4019, Gulfport, Mississippi 39502; or by phone at (504) 539-7836 or toll free (800) 522-6542; or by sending an e-mail to the following address: InvestorRelations@hancockwhitney.com. We will provide printed copies of our Forms 10-K and 10-Q to you free of charge (including any financial statements and financial statement schedules), but delivery of any other exhibits to those filings will require advance payment of a fee.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Articles of Incorporation authorize the Board to determine how many directors the Company will have, provided that the Company must at all times have at least nine directors, divided into three classes. As of the record date, we had 15 directors, 14 of whom are independent and five of whom have terms expiring at the annual meeting.

Director Election Requirements

Directors are elected by a plurality of the votes cast, which means that the five director nominees who receive the highest number of shares voted “for” their election are elected to the Board. Our Board has adopted a director resignation policy, which provides that if a director standing for election receives a greater number of “withheld” votes than “for” votes, the director will promptly tender his or her resignation. The Corporate Governance and Nominating Committee (the Corporate Governance Committee) will recommend to the Board whether to accept or reject the resignation and otherwise address any noted shareholder concerns. The Board will act on the Corporate Governance Committee’s recommendation within 90 days of the annual meeting, and the Company will disclose the Board’s decision and any other material information on a current report on Form 8-K filed with the SEC.

In the unexpected event that, prior to the date of the annual meeting, any nominee becomes unwilling or unable to serve, it is intended that the proxy holders will vote for the election of any replacement nominee recommended by the Board.

Nominations for election to the Board may be made as set forth under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 31 of this proxy statement.

Nominees for Election as Directors

The five directors described below have terms expiring at the annual meeting and have been nominated for re-election.

Director Nominees
Name	2023 Nominee	Director Since	Position	Current Committee Memberships
Frank E. Bertucci Independent	✓	2000	President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage	Board Risk (Chair) Corporate Governance & Nominating Executive
Constantine S. Liollio Independent	✓	2016	President of Plains Midstream Canada ULC	Compensation (Vice Chair) Executive
Thomas H. Olinde Independent	✓	2009	President of Olinde Hardware and Supply Co., Inc. and Managing Member and Director of B. Olinde and Sons Co., LLC	Compensation Corporate Governance & Nominating (Vice Chair)
Joan C. Teofilo Independent	✓	2016	President and Chief Executive Officer of The Energy Authority	Board Risk (Vice Chair)
C. Richard Wilkins Independent	✓	2016	Sole Member, C. Richard Wilkins, Attorney at Law, PLLC	Board Risk Corporate Governance & Nominating

The Corporate Governance Committee met in February 2023 to evaluate each of the nominees standing for election. Based on the Corporate Governance Committee’s evaluation and unanimous recommendation, the Board has nominated each of these directors for election as directors for a three-year term expiring at the Company’s 2026 annual meeting.

Composition Highlights

As a whole, our Board has a wide range of skills and expertise including those listed in the director biographies below, and is comprised of five women and ten men, one individual who self identifies as African American and one individual who self identifies as Latina. This year’s nominees demonstrate the following areas of skill and expertise, among others1.

-    Federal and state government regulation

-    Knowledge of Gulf Coast markets

-    Mergers and acquisitions

-    Risk management

-    Strategic planning

-    Corporate governance

-    Regulated utility industry experience

-    Energy industry experience

-    Public company leadership

- Diversity, equity and inclusion leadership

-    Commercial experience

-    Management of national and international business operations

-    Executive leadership

-    Legal

-    Environmental risk assessment

These areas of skill and expertise are in addition to the qualifications, qualities and skills we look for in all of our directors, as described under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 31 of this proxy statement, all of which are more fully described in the nominees' respective biographies below.

The Corporate Governance Committee regularly assesses the composition of the Board and the qualifications and skills of each director. In recommending candidates for nomination, the Corporate Governance Committee takes into consideration a number of factors, including the expertise, qualifications, qualities and skills described above. The Corporate Governance Committee and the Board believe that each nominee is well qualified to be a Hancock Whitney director.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL FIVE NOMINEES.

_______________________

[1] On a self-reported basis.

Board Diversity

The table below sets forth certain diversity information self-reported by our directors as of February 27, 2023. Additional information on board diversity considerations is set forth under the heading “Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee” on page 31 of this proxy statement.

BOARD DIVERSITY MATRIX
Total Number of Directors		15
	Female		Male
Gender
Directors	5		10
Demographic Background
African American or Black	1		0
Hispanic or Latinx	1		0
White	3		10

INFORMATION ABOUT OUR DIRECTORS

The following sets forth self-reported biographical information we have obtained from the director nominees and continuing directors, including each director’s age on the record date, tenure, business experience and current director positions with other public companies. The following also sets forth the director’s particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Nominees for Election at the Annual Meeting with Terms Expiring in 2026

Frank E. Bertucci Age: 66 Director since 2000 Independent	Position President of F.E.B. Distributing Co., Inc. and Chief Executive Officer of Capital City Beverage Committee Membership Board Risk (Chair) │ Corporate Governance │ Executive

Background

Mr. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler, since 1978, serving as its President since 1990, and has served as Chief Executive Officer of Capital City Beverage, a beverage distributorship since 2001. His companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region. He has been actively involved in risk management and strategic planning of his companies, including acquisitions. Prior to joining our Board, he served as a director of Hancock.

Bank from 1995 to 2000. In addition to his current committee service, Mr. Bertucci has previously served on our Audit Committee and Compensation Committee.

Mr. Bertucci is a director of the Mississippi Beer Distributors Association in Jackson, Mississippi, and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi, a limited partnership engaged in the business of real estate holdings. He is also a member of the Gulf Coast Business Council.

Expertise Highlights

—  Federal and state government regulation

—  Knowledge of Mississippi Gulf Coast markets

—  Mergers and acquisitions

—  Risk management

—  Strategic planning

Mr. Bertucci’s substantial experience in business, strategic planning, risk management and mergers and acquisitions, coupled with his extensive knowledge of our Mississippi market make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Bertucci has been involved in numerous civic and nonprofit organizations throughout the Mississippi Gulf Coast market and currently serves on the board of the Mississippi Gulf Resort Classic Foundation, a nonprofit organization.

Constantine S. Liollio Age: 64 Director since 2016 Independent	Position President of Plains Midstream Canada ULC Committee Membership Compensation (Vice Chair) │ Executive

Background

Mr. Liollio has served as President of Plains Midstream Canada ULC (PMC) since February 1, 2020. PMC, which is headquartered in Calgary, Alberta, owns and operates midstream energy infrastructure and provides logistics services primarily for crude oil, natural gas liquids and natural gas customers in Canada and parts of the United States. PMC is a subsidiary of Plains All American Pipeline, L.P. (NYSE: PAA), a Houston-based publicly traded partnership. From 2008 through January 31, 2020, Mr. Liollio served as President of PAA Natural Gas Storage, LLC (PNG), a natural gas storage business based in Houston, Texas that was a subsidiary of PAA. PNG was a publicly traded entity controlled by PAA from May 2010 through December 2013, during which time Mr. Liollio also served on PNG’s Board of Directors. Mr. Liollio is responsible for developing and executing strategy, overseeing day-to-day operations, coordinating all disciplines within PMC and identifying areas for future expansion. Prior to joining PAA, he served for two years as President, Chief Executive Officer and Director of Energy South, Inc., a publicly traded natural gas storage and utility business headquartered in Mobile, Alabama. He has deep expertise in midstream energy and substantial knowledge of and experience in natural gas storage operations in the Gulf Coast markets of Texas, Louisiana, Mississippi, Alabama and Florida.

Mr. Liollio has been involved in numerous professional organizations and currently serves on the boards of the GPA Midstream Association and is a member of the Engineering Advisory council of Texas A&M University.

Expertise Highlights

—  Corporate governance

—  Energy industry experience

—  Mergers and acquisitions

—  Public company leadership

—  Strategic planning

Mr. Liollio’s valuable public company experience, substantial experience in the energy industry and knowledge of the Gulf Coast markets that we serve make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Liollio has been involved in numerous civic organizations and has also served as a director on the boards of various nonprofits and gas industry organizations, including in leadership positions.

Thomas H. Olinde Age: 67 Director since 2009 Independent	Position President of Olinde Hardware & Supply Co., LLC. and Managing Member and Director of B. Olinde and Sons Co., LLC Committee Membership Compensation │ Corporate Governance (Vice Chair)

Background

Mr. Olinde has served as President of Olinde Hardware and Supply Co., LLC since 1997 and is also a managing member and director of B. Olinde & Sons Co., LLC. Although Mr. Olinde sold a majority interest in Olinde Hardware and Supply Co., LLC in January 2019, he continues to manage the enterprise as its President as the company winds down its operations. Through these companies, he has operated and managed a network of retail furniture stores operating in most of the central and south Louisiana markets where the Bank has a presence. In addition to general operations, Mr. Olinde has been largely responsible for strategic planning for the retail store operations and has been regularly involved in business risk management. Previously Mr. Olinde worked as a credit manager gaining valuable experience in retail credit extension and collections. Prior to joining our Board, he served as a director of Hancock Bank of Louisiana from 2006 to 2014. In addition to his current committee service, Mr. Olinde has previously served on our Audit Committee and Board Risk Committee.

Mr. Olinde has served as a director and in leadership positions of numerous professional organizations.

Expertise Highlights

—  Commercial experience

—  Executive leadership

—  Knowledge of Louisiana markets

—  Management of business operations

—  Strategic planning

Mr. Olinde’s substantial experience in leading and managing a large regional business, as well as his extensive community ties in markets our Company serves, make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Olinde has served on the boards of various nonprofit and civic organizations, including in leadership positions, and previously served on the boards of the Baton Rouge Symphony Orchestra and the Volunteer Services Council of the Louisiana School for the Visually Impaired, Inc., both nonprofit organizations. He has received the Volunteer Activist Award in the greater Baton Rouge area, one of our markets.

Joan C. Teofilo Age: 59 Director since 2016 Independent	Position President & CEO of The Energy Authority Committee Membership Board Risk (Vice Chair)

Background

Ms. Teofilo has served as President and Chief Executive Officer of The Energy Authority (TEA), the nation’s largest nonprofit energy trading company, since 2010, is a member of its Risk Management Committee, and is actively involved in strategic planning for TEA. She was a member of TEA’s founding launch team in 1997 and served as the Director of Risk Management and Financial Trading and the Chief Risk Officer before assuming her current role. TEA provides strategic energy solutions to community-owned utilities across the U.S. through access to advanced resources and technology systems. From its headquarters in Jacksonville, Florida, and West Coast office in Bellevue, Washington, TEA serves over 60 public power utilities and represents over 30,000 megawatts of power generation. Prior to joining TEA, Ms. Teofilo worked as a project engineer in construction management at Santee Cooper, the largest public power utility in South Carolina, and as a mechanical engineer at the American Samoa Power Authority. She has been invited to present and speak at industry events across the country.

Expertise Highlights

—  Wholesale electric utility and natural gas experience

—  Executive leadership, including thought leadership on diversity, equity and inclusion

—  Nationwide business experience

—  Risk management and environmental risk assessment

—  Strategic planning

Ms. Teofilo’s business leadership, substantial experience in managing a large national trading organization, her extensive knowledge of the southeastern market, and her regulatory, organizational, risk and strategic expertise make her well qualified to serve as a director of our Company.

Community Service Highlights

Ms. Teofilo has been involved in numerous community, civic and business organizations, including in Jacksonville, Florida, one of our markets. She has also been involved in various industry organizations and currently serves on the board of the National Association of Women in Energy, a nonprofit organization.

C. Richard Wilkins Age: 59 Director since 2016 Independent	Position Sole Member C. Richard Wilkins, Attorney At Law, PLLC Committee Membership Board Risk │ Corporate Governance

Background

Mr. Wilkins began practicing law in 1990 with the law firm of Vickers, Riis, Murray and Curran, becoming a Partner in 1993. He joined the Mobile, Alabama, office of the Maynard, Cooper & Gale law firm through its acquisition of the Vickers, Riis firm in 2015. In 2020, Mr. Wilkins established his current firm. Mr. Wilkins practices primarily in the areas of commercial litigation, commercial transactions, banking, admiralty and maritime law, real estate and wills and estates. He advises clients of legal risks and risk mitigation strategies. Over the course of his professional career, Mr. Wilkins has represented a wide array of entities in varying sectors, including telecommunication service providers, land-based and marine fuel distribution and transportation companies and offshore energy exploration support service providers. Prior to joining Vickers, Riis, he served as a law clerk for the Honorable William Brevard Hand, Chief Judge of the United States District Court for the Southern District of Alabama. Mr. Wilkins has served on the Market Advisory Board of the Bank since 2014 and, prior to joining our Board, served as a director of Hancock Bank from 2011 to 2014. He also served as Director and Chairman of Hancock Bank of Alabama from 2007 to 2011.

Expertise Highlights

—  Commercial experience

—  Regulated industry experience

—  Knowledge of Alabama, Florida and Mississippi markets

—  Legal experience

—  Risk management

Mr. Wilkins’ extensive community ties in markets served by the Company, his legal skills, his broad business experience, and his knowledge of our Company and Bank operations through his extensive board and committee service make him well qualified to serve as a director of our Company.

Community Service Highlights

Mr. Wilkins has been involved in numerous civic organizations and has served on the boards of various nonprofits, including in leadership positions. He currently serves on the boards of Goodwill Industries of the Gulf Coast, Inc. and Ascension Providence Hospital, which are nonprofit organizations.

Incumbent Directors with Terms Expiring in 2024

John M. Hairston Age: 59 Director since 2006	Position President and CEO of Hancock Whitney Corporation and CEO of Hancock Whitney Bank Committee Membership Executive

Background

Mr. Hairston has served as Chief Executive Officer of the Company and the Bank since 2008, and President of the Company since 2014. Prior to becoming President of the Company, he served as its Chief Operating Officer from 2008 to 2014.

Mr. Hairston was a faculty member of the Graduate School of Banking at LSU in Baton Rouge, Louisiana, and at the Georgia Banking School in Athens, Georgia. He also currently serves on the Boards of Directors of the Gulf Coast Business Council, New Orleans Business Council, Mississippi Economic Council, and The National WWII Museum.

Expertise Highlights

—  Bank regulation

—  Corporate governance

—  Mergers and acquisitions

—  Public company leadership

—  Strategic planning

Mr. Hairston’s significant banking experience makes him an asset to our Board. In addition, the business, leadership and management skills he has developed as our President and Chief Executive Officer and formerly as Chief Operating Officer give him a unique insight into our Company’s operations and challenges, and combine to make him an effective director of our Company.

Community Service Highlights

Mr. Hairston has served on the boards of numerous professional and civic organizations and universities, and as a commissioner and former chair for the State of Mississippi Gaming Commission and the State of Mississippi Information Technology Services Commission, including holding various leadership positions. He currently serves as Trustee and Secretary of the Executive Committee and Chair of the Audit Committee of the National World War II Museum, as well as Trustee of the World War II Theatre, Inc. and the WWII Pavilions, Inc., nonprofit organizations in New Orleans, Louisiana, and on the board of the Mississippi Aquarium Foundation, a nonprofit organization on the Mississippi Gulf Coast. Mr. Hairston was previously honored as a Louisiana Appleseed Good Apple, by Louisiana Appleseed, a public interest advocacy group, for his support of civil legal aid programs that assist in the removal of legal barriers to homeownership.

James H. Horne Age: 71 Director since 2000 Independent	Position Co-Owner and President of Handy Lock Self Storage Centers and Real Estate Developer Committee Membership Compensation │ Corporate Governance (Chair) │ Executive

Background

Mr. Horne has been co-owner and President of Handy Lock Self Storage Centers since 1993, and has been a real estate developer since 1979. In addition to managing business operations, he oversees the online payment and e‑commerce operations of over 4,100 storage units and customers and also manages several large industrial warehouses. Mr. Horne has been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974. He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, during which he prepared feasibility analyses of income producing properties, which included analysis and forecasting income and expenses and complex leases. His extensive appraisal experience has involved commercial and industrial properties, as well as timberlands, and has been sought and utilized by banks throughout the Gulf Coast market. In addition to his appraisal career, Mr. Horne also has experience in the real estate development business, having developed subdivisions and a chain of self-storage facilities on the Mississippi Gulf Coast and in the Mobile, Alabama area. Prior to joining our Board, he served as a director of Hancock Bank from 1995 to 2000. In addition to his current committee service, Mr. Horne has previously served on our Audit Committee and Board Risk Committee.

Expertise Highlights

—  Executive leadership

—  Finance

—  Knowledge of the Gulf Coast markets

—  Real estate development

—  Technology and e-commerce

Mr. Horne’s substantial real estate investment and appraisal experience, his broad business experience, and his extensive knowledge of the Gulf Coast and its real estate market combine to make him an effective director of our Company.

Community Service Highlights

Mr. Horne has served on the boards of various professional and civic organizations, including holding leadership positions.

Suzette K. Kent Age: 55 Director since 2020 Independent	Position CEO of Kent Advisory Services, LLC Former Federal Chief Information Officer of the United States Committee Membership Board Risk

Background

Ms. Kent serves as CEO of Kent Advisory Services since 2020. She served as the Federal Chief Information Officer of the United States from February 2017 until July 2020. During her service, Ms. Kent was responsible for leading technology policy and administration transformation initiatives across the Executive Branch agencies of the federal government. Prior to that, Ms. Kent was a financial services business transformation Principal at EY from November 2015 until February 2017, where she led practice teams across banking and capital markets to deliver transformational change for technology, business process, regulatory compliance and product innovation to clients across the globe. Prior to her position at EY, Ms. Kent was a Managing Director at J.P. Morgan from August 2008 until August 2015, where she served first as Global Project Management Executive –Treasury & Securities Solutions and then as Client Solutions Executive – Commercial Banking. In these roles, Ms. Kent led teams managing projects to deliver enhanced domestic and global solutions for commercial clients for cash management, trade, online solutions, liquidity and commercial card and supporting client sales, solution delivery and operations for treasury, payments and card solutions for J.P. Morgan’s commercial bank and business bank. Prior to her time at J. P. Morgan, Ms. Kent was EVP & President of Global Payments Consulting at Carreker Corporation (now part of FiServ) and a Partner in Accenture’s Financial Services Practice. Ms. Kent has a Bachelor of Arts degree in Journalism from Louisiana State University.

Expertise Highlights

—   Technology and digital product delivery

—   Management of national and international business operations, including management of diversity, equity and inclusion policy development

—   Cybersecurity and financial crimes experience

—   Mergers and acquisitions

—   Government regulation

Ms. Kent’s background as an industry leader in large-scale technology transformation in complex and highly regulated environments adds significant technology expertise to our Board. This, coupled with Ms. Kent’s proven leadership skills and substantial experience with financial institutions, including bank operations, payment strategies and risk management, make her an effective director of our Company.

Community Service Highlights

Ms. Kent has also been active in various professional, community and civic activities, including her appointment to the LSU Foundation Board, her previous service on nonprofit boards, such as Frisco Family Services and her on-going involvement with a variety of initiatives to develop diversity and technical capability in the emerging workforce.

Jerry L. Levens Chairman of the Board Age: 66 Director since 2009 Independent

Position

Retired partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC and retired partner of registered investment advisory firm of AVL Wealthcare, LLC

Committee Membership

Audit │ Compensation │ Executive (Chair)

Background

Mr. Levens has worked in the accounting profession since 1978, providing accounting, audit, assurance and strategic planning services. In 2019 he retired from Alexander, Van Loon, Sloan, Levens & Favre, PLLC, a regional CPA firm based on the Mississippi Gulf Coast, after serving as a partner for 27 years and as the partner in charge of the firm’s audit and assurance engagements for 25 years. Mr. Levens was also a manager of a financial planning and investment advisory services firm for 19 years. He has substantial academic and professional credentials, including a Business Administration degree in Accounting from the University of Mississippi, a Mississippi Certified Public Accountant license, and is a Certified Fraud Examiner-Retired and a Chartered Global Management Accountant-Retired. Prior to joining our Board, Mr. Levens served as a director of Hancock Bank from 2008 to 2009. In addition to his current committee service, Mr. Levens has previously served on our Board Risk Committee and Corporate Governance Committee.

Mr. Levens has served on the boards of numerous certified public accountancy professional organizations, including in leadership positions, and currently is a member of the Mississippi Society of CPAs, the American Institute of CPAs, the Association of Certified Fraud Examiners, and on the University of Mississippi’s E.H. Patterson School of Accountancy Professional Advisory Council. He is also a member of the National Association of Corporate Directors, a nonprofit organization, earning the designation as a Board Leadership Fellow.

Expertise Highlights

—  Accounting and audit expertise; audit committee financial expert

—  Corporate governance

—  Experienced financial services company executive

—  Risk management

—  Strategic planning

Mr. Levens’ substantial experience in finance, accounting, auditing, risk management and business make him an effective director of our Company.

Community Service Highlights

Mr. Levens has served on the boards of numerous nonprofit and governmental organizations, including in leadership positions, and currently serves on the advisory board of the Gulf Coast Restoration Fund. He has received numerous awards and commendations for his professional, civic, and business activities.

Christine L. Pickering Age: 62 Director since 2000 Independent	Position Owner of Christy Pickering, CPA Committee Membership Audit (Chair)│ Board Risk │ Corporate Governance │ Executive

Background

Ms. Pickering, a licensed Certified Public Accountant for more than 30 years, has worked in the accounting field since 1983 and has owned Christy Pickering, CPA since 1991, where she has provided auditing and assurance, tax preparation and litigation support services, including investigation of financial crimes. Her work in the area of litigation support and as an expert witness led to her appointment by the court as a Special Master in a legal proceeding. Ms. Pickering served as a director of Mississippi Power Company, Gulfport, Mississippi, a public company subsidiary from 2007 to 2020 and served as the Chair of the Controls and Compliance Committee from 2009 to 2013, which oversees the finance and risk areas for the company. In addition to her current committee service, Ms. Pickering has previously served on our Compensation Committee.

Ms. Pickering is a member of the American Institute of Certified Public Accountants. She is also a published author and has been asked to participate in speaking engagements throughout the Company footprint in that capacity.

Expertise Highlights

—  Accounting and audit expertise; audit committee financial expert

—  Business operations management

—  Regulated utility industry experience

—  Financial crimes experience

—  Risk management

Ms. Pickering’s varied wealth of financial and accounting expertise, combined with her experience in the regulated utility industry and risk management, and her extensive knowledge of the Gulf Coast market make her an effective director of our Company.

Community Service Highlights

Ms. Pickering has served on the boards of numerous nonprofit and governmental organizations, as well as a state college board, including holding leadership positions. She has received numerous awards and recognition for community service and leadership.

Incumbent Directors with Terms Expiring in 2025

Hardy B. Fowler Age: 71 Director since 2011 Independent	Position Managing Member of Hardy B. Fowler L.L.C. Committee Membership Audit │ Compensation (Chair) │ Executive

Background

Mr. Fowler is a Certified Public Accountant with substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. Prior to his retirement, he worked for the international accounting firm of KPMG for 34 years, serving as the Office Managing Partner of the New Orleans office for seven years and for 25 years as a tax partner. During Mr. Fowler’s career with KPMG, he provided services to clients with international business operations and clients engaged in buying and selling businesses. He was responsible for setting compensation for his direct management group at KPMG, as well as for executives at various nonprofit organizations where he served as board chair. Prior to joining our board in connection with the merger, Mr. Fowler was a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011. In addition to his current committee service, Mr. Fowler has previously served on our Corporate Governance Committee.

Expertise Highlights

—  Accounting and audit expertise; audit committee financial expert

—  Executive compensation

—  Executive leadership

—  Mergers and acquisitions

—  Nationwide and international business

Mr. Fowler’s long career with an international accounting firm provides him with extensive experience in dealing with financial, tax, accounting and regulatory matters of a public company, and significant knowledge and connections in New Orleans, our largest market. This experience positions him well to serve as Chair of our Compensation Committee and to provide insights into strategies and solutions to address the challenges of our business, making him an effective director of our Company.

Community Service Highlights

Mr. Fowler has served on the boards of numerous nonprofit and civic organizations in the New Orleans area, including in leadership positions.

Randall W. Hanna Age: 64 Director since 2009 Independent	Position Dean & CEO of Florida State University Panama City Committee Membership Board Risk │ Executive

Background

Mr. Hanna has served as Dean and Chief Executive Officer of Florida State University Panama City since 2016. From 2015 to 2016, he served as a faculty member at Florida State University and was a practicing attorney. From 2011 to 2015, he served as Chancellor of the Florida College System, which is the primary access point for higher education in Florida and serves approximately 800,000 higher education students through 28 institutions. Mr. Hanna has also served as a member of the governing boards of three institutions of higher education. Prior to his 2011 appointment as Chancellor, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a law firm with offices in Florida, Washington, D.C. and Atlanta. He practiced law with the firm from 1984 to 2011 and from 2015 to 2016. Under his leadership, the firm grew to become one of the leading firms in Florida in the areas of public finance and public private partnerships. During his legal career, Mr. Hanna worked on complex financial and economic development transactions throughout the State of Florida and served as special counsel to a United States Senator. Prior to joining our board, he served as a director of Hancock Bank of Florida from 2007 to 2010. In addition to his current committee service, Mr. Hanna has previously served on our Audit Committee and Compensation Committee.

Expertise Highlights

— Corporate governance

—  Government regulation

—  Legal experience

—  Executive leadership

—  Strategic planning

As Dean and Chief Executive Officer of a regional campus of a major public research university, Mr. Hanna understands the management, budgeting and regulatory concerns created by varied interests and business units organized as a system in a public domain. His current career experience coupled with his legal skills and substantial knowledge of the Florida market and its key industries also make him an effective director of our Company.

Community Service Highlights

Mr. Hanna has served on the boards of numerous nonprofit and professional organizations, including in leadership positions, and currently serves on the boards of the Bay Economic Development Alliance and Alignment Bay County, both nonprofit organizations.

H. Merritt Lane, III Age: 61 Director since 2021 Independent	Position Chairman, President and Chief Executive Officer of Canal Barge Company, Inc. Committee Membership Board Risk

Background

Mr. Lane has served as the Chairman, President and Chief Executive Officer of Canal Barge Company, Inc., a New Orleans based marine transport, services and liquid storage company, since 1994. He joined Canal Barge Company in 1986 and held several marketing and executive positions prior to his appointment as President in 1994. Mr. Lane currently serves on the board of directors of Pontchartrain Materials Corporation, L.L.C., a privately held construction aggregate supplier, where he has been a director since 2001. Mr. Lane has previously served on the boards of directors of several additional companies, including International Shipholding Corp., a publicly traded marine transportation company, from 2004 to 2015 and Hibernia Homestead Bancorp., Inc., a publicly traded community bank holding company, from 2008 to 2018. Mr. Lane holds a Bachelor of Science degree in Finance from the University of Virginia.

Expertise Highlights

—  Marine transportation experience

—  Extensive knowledge of our Louisiana markets

—  Public company board experience

—  Executive leadership

—  Strategic planning

Mr. Lane’s prior board service, including service as a director of a public company and a bank holding company, coupled with his deep knowledge of marine transportation and storage industries and our New Orleans market make him an effective director of our Company.

Community Service Highlights

Mr. Lane is active in leadership positions with a number of civic, educational and philanthropic organizations, including the National World War II Museum and the Nature Conservancy of Louisiana, among others. Mr. Lane has received numerous honors for his civic and business leadership.

Sonya C. Little Age: 57 Director since 2016 Independent	Position Executive Vice President and Chief Administrative Officer of Strategic Property Partners Committee Membership Audit (Vice Chair) │ Board Risk │Corporate Governance

Background

Ms. Little has served as the Executive Vice President and Chief Administrative Officer of Strategic Property Partners, a full-service commercial real estate development firm, since August of 2019. In this capacity, she oversees corporate operating functions, including financial reporting, accounting, risk management, human resources, and information technology. Prior to her current position, Ms. Little was the Chief Financial Officer of the City of Tampa, Florida, for eight years. In her role as CFO, she led a team of more than 90 professionals, administered an annual operating budget of over $1.2 billion, managed the city’s credit ratings and a $900+ million debt portfolio, and oversaw the primary functions of finance, accounting, banking, grant management, investments and pension fund administration. Ms. Little previously worked as a managing director with Public Resources Advisory Group in Florida for three years, as a municipal investment banker with RBC Capital Markets and William R. Hough & Co. for over 14 years; and as a bond development specialist with the State of Florida’s Division of Bond Finance. She also worked for both Barnett Bank and Florida National Bank. Ms. Little holds a Bachelor of Science degree in Business from the University of South Florida and has held both NASD Series 7 and 63 licenses.

Expertise Highlights

—  Executive leadership

—  Finance and accounting; audit committee financial expert

—  Government regulation and administration

—  Investment banking services

—  Risk management

Ms. Little’s substantial, extensive and diverse mix of experience in finance, accounting, investment banking, operating, risk, and regulatory matters make her an effective director of our Company.

Community Service Highlights

Ms. Little has served on the boards of numerous nonprofit and governmental organizations, including leadership positions.

Sonia A. Pérez Age: 66 Director since 2021 Independent	Position Former President (retired December 31, 2022), Southeast States, AT&T Inc. Committee Membership Board Risk

Background

Ms. Pérez served as the President, Southeast States, for AT&T Inc. from 2018 to 2022. In this capacity, Ms. Pérez was responsible for the development of the company’s overall strategic plan in the Southeast region, which included responsibility for leading a workforce of more than 9,600 employees, overseeing operations including technology deployment and infrastructure investment and directing teams responsible for implementing public policy, legislative, regulatory and philanthropic initiatives. Ms. Pérez joined AT&T in 2005 and previously served as President, AT&T Louisiana from 2010 to 2018 and Vice President, AT&T Texas, from 2005 to 2010. Prior to 2005, Ms. Pérez was employed at SBC (formerly Southwestern Bell) from 1979 until SBC’s 2005 acquisition of AT&T, at which time SBC adopted the AT&T name. Ms. Pérez served on the board of directors of Sanderson Farms, Inc., a publicly traded Mississippi-based poultry processing company from 2019 to its sale in 2022. Ms. Pérez holds a Bachelor of Journalism degree from the University of Texas.

During her career, Ms. Pérez has served in various organizational leadership roles and has developed a well-respected reputation for pioneering Latina leadership. Ms. Pérez has also been selected by elected officials to serve in a number of special project advisory roles, including appointment as a member of the Resilient Louisiana Commission and appointment as chair of the Louisiana Economic Development Transition Team for Governor John Bel Edwards.

Expertise Highlights

—  Nationwide business experience

—  Public company board experience

—  Executive leadership, including diversity, equity and inclusion leadership

—  Technology infrastructure

—  Government regulation

Ms. Pérez’ experience as a director of a public company, commitment to public service, leadership in the Hispanic community, and professional experience working with communities in our Texas and Louisiana markets make Ms. Pérez an effective director of our Company.

Community Service Highlights

Ms. Pérez is a current and former director of a number of industry and philanthropic organizations, including current service for the National World War II Museum, and the University of Texas Foundation. She has received numerous awards and recognition for community service and leadership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that were beneficially owned as of December 31, 2022 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	12,154,485	(2)	14.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	9,152,649	(3)	10.6%

Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 68746	4,512,368	(4)	5.2%
(1)
Based on 86,050,262 shares of our common stock outstanding as of February 27, 2023.
(2)
Based on information contained in a Schedule 13G/A filed with the SEC on January 26, 2023 by BlackRock, Inc. (BlackRock) as of December 31, 2022. BlackRock, and certain of its subsidiaries, report that it has sole voting power with respect to 11,717,822 shares and sole dispositive power with respect to 12,154,485 shares.
(3)
Based on information contained in the Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (Vanguard) as of December 31, 2022. Vanguard, and certain of its subsidiaries, report shared voting power with respect to 80,462 shares, sole dispositive power with respect to 8,987,024 shares and shared dispositive power with respect to 165,625 shares.
(4)
Based on information contained in the 13G filed on February 10, 2023 by Dimensional Fund Advisors LP (Dimensional) as of December 31, 2022. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess investment and/or voting power over the shares of Hancock Whitney Corporation common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such shares.

The following table shows the number of shares of our common stock beneficially owned as of February 27, 2023 by (i) our directors, (ii) our named executive officers, as defined below in the “Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC and information provided by the individuals. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class (2)
Frank E. Bertucci	21,348	(3)	*
Hardy B. Fowler	22,720	(4)	*
John M. Hairston	213,204	(5)	*
Randall W. Hanna	21,286	(6)	*
James H. Horne	107,140	(7)	*
Suzette K. Kent	3,011	(8)	*
H. Merritt Lane	1,663	(9)	*
Jerry L. Levens	34,298	(10)	*
Constantine S. Liollio	21,945	(11)	*
Sonya C. Little	10,809	(12)	*
Thomas H. Olinde	35,606	(13)	*
Sonia A. Pérez	1,690	(14)	*
Christine L. Pickering	22,326	(15)	*
Joan C. Teofilo	10,052	(16)	*
C. Richard Wilkins	13,559	(17)	*
Named Executive Officers
Michael M. Achary	44,292	(18)	*
Joseph S. Exnicios	37,572	(19)	*
Cecil W. Knight Jr.	30,260	(20)	*
D. Shane Loper	77,530	(21)	*

Directors and executive officers as a group (22) (23 persons)	828,587		*

* Less than 1% of the outstanding common stock.

(1)
Includes shares owned directly and indirectly. Except as otherwise noted and subject to applicable community property laws, each shareholder has sole investment and voting power with respect to such shares.
(2)
Based on 86,703,400 shares of our common stock outstanding and entitled to vote as of February 27, 2023.
(3)
Includes 1,361 shares held for the account of Mr. Bertucci’s spouse in the Company’s Dividend Reinvestment Plan and 8,342 shares held for the account of Mr. Bertucci in the Company’s Non-Qualified Deferred Compensation (NQDC) Plan.
(4)
Includes 1,030 shares held by Mr. Fowler’s spouse in an IRA, as to which he disclaims beneficial ownership, and 1,589 shares held for the account of Mr. Fowler in the Company’s NQDC plan.
(5)
Includes 251 shares held for the benefit of Mr. Hairston’s children, 128,780 shares held for the account of Mr. Hairston in the Company’s NQDC Plan, and 7,670 shares held in the Hancock Whitney 401(k) Plan. Also includes 6,931 Restricted Stock Awards (RSAs) and 2,371 RSUs that would convert to shares upon Mr. Hairston’s retirement (based on age and time of service).
(6)
Includes 9,985 shares held for the account of Mr. Hanna in the Company’s NQDC Plan and 6,182 shares held jointly with his spouse.
(7)
Includes 2,185 shares held by his spouse in an IRA, 48,058 shares held for the account of Mr. Horne in the Company’s NQDC Plan, and 6,414 shares held jointly by Mr. Horne and his spouse. Includes 34,361 shares held by companies in which Mr. Horne holds a majority or partial interest and 2,418 shares held for the benefit of Mr. Horne’s daughter, grandson and granddaughter, over which he has voting authority.
(8)
Includes 1,563 RSAs.
(9)
Includes 1,563 RSAs.

(10)
Includes 17,253 shares held for the account of Mr. Levens in the Company’s NQDC Plan and also includes 17,044 shares held jointly with his spouse in a family limited partnership as to which he disclaims beneficial ownership.
(11)
Includes 17,046 shares held for the account of Mr. Liollio in the Company’s NQDC Plan.
(12)
Includes 5,829 shares held for the account of Ms. Little in the Company’s NQDC Plan.
(13)
Includes 20,543 shares held for the account of Mr. Olinde in the Company’s NQDC Plan.
(14)
Includes 1,590 shares held for the account of Ms. Pérez in the Company’s NQDC Plan.
(15)
Includes 312 shares held by Ms. Pickering’s spouse and 11,617 shares held for the account of Ms. Pickering in the Company’s NQDC Plan.
(16)
Includes 8,612 shares held for the account of Ms. Teofilo in the Company’s NQDC Plan.
(17)
Includes 235 shares held by Mr. Wilkins’s spouse in an individual account, as to which he disclaims beneficial ownership, and also includes 2,709 shares held for the account of Mr. Wilkins in the Company’s NQDC Plan and 1,563 RSAs.
(18)
Includes 10,362 shares held for the account of Mr. Achary in the Company’s NQDC Plan, 2,856 RSAs, and 843 RSUs that would convert to shares upon Mr. Achary’s retirement (based on age and time of service).
(19)
Includes 11,301 shares held for the account of Mr. Exnicios in the Hancock Whitney 401(k) Plan, 8,368 shares held for the account of Mr. Exnicios in the Company’s NQDC Plan, 2,856 RSAs, and 827 RSUs that would convert to shares upon Mr. Exnicios' retirement (based on age and time of service).
(20)
Includes 27,524 shares held for the account of Mr. Knight in the Company’s NQDC Plan.
(21)
Includes 216 shares held by Mr. Loper’s spouse in the Company’s Dividend Reinvestment Plan, and 2,200 shares held for the account of Mr. Loper in the Company’s NQDC Plan. Also includes 3,164 RSAs and 1,027 RSUs that would convert to shares upon Mr. Loper’s retirement (based on age and time of service).
(22)
Includes 18,971 shares held for the account of such persons in the Hancock Whitney 401(k) Plan and 335,159 shares held in the Company’s NQDC Plan. Also includes 30,511 RSAs and 5,711 RSUs that would convert to shares upon members of the group’s retirement (based on age and time of service).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
O

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5, any amendments to those Forms, and written representations from executive officers and directors to the Company, all required filings by such persons were timely made during 2022.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board currently consists of 15 directors. The Board has the power to expand or reduce its size at any time, subject to the requirement in our Articles of Incorporation and Bylaws that the Company have a minimum of nine directors.

The Board currently has one employee director, John Hairston. The Board has determined that all non-employee directors – Frank E. Bertucci, Hardy B. Fowler, Randall W. Hanna, James H. Horne, Suzette K. Kent, H. Merritt Lane, III, Jerry L. Levens, Constantine S. Liollio, Sonya C. Little, Thomas H. Olinde, Sonia A. Pérez, Christine L. Pickering, Joan C. Teofilo, and C. Richard Wilkins – are independent under the applicable rules of The NASDAQ Stock Market, LLC (NASDAQ), on which our common stock trades.

Under our Corporate Governance Guidelines, our independent directors are required to meet in executive session at least two times each year. During 2022, the Company’s independent directors continued their longstanding practice of convening executive sessions after regular board meetings as they deemed necessary, convening seven such sessions during 2022. Neither the Chief Executive Officer nor any other Company associates were present during these executive sessions.

The Board held nine meetings in 2022. During 2022, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served. The Board has adopted Corporate Governance Guidelines that encourage its directors to attend each annual meeting. All of our directors attended the Company’s 2022 annual meeting, which was held virtually.

Board and Management Leadership Structure

In connection with its election of the Chairman of the Board, the Board solicits input and nominations from its members and elects one of its members as Chairman. The Chairman or the President of the Company presides over each Board meeting and performs such other duties as may be incidental to the office. Although our Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to appoint one individual to serve as both Chief Executive Officer and Chairman of the Board, it is the current policy of the Board to separate these offices. We believe that this separation allows the Chairman to maintain an independent role in management oversight.

Board Committees

The committees established by the Board include an Executive Committee, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Board Risk Committee. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking the approval of management.

The current members of each Board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2022.

Name	Executive	Audit	Compensation	Corporate Governance & Nominating	Board Risk
Frank E. Bertucci	X			X	Chair
Hardy B. Fowler	X	X	Chair
John M. Hairston	X
Randall W. Hanna	X				X
James H. Horne	X		X	Chair
Suzette K. Kent					X
H. Merritt Lane					X
Jerry L. Levens †	Chair	X	X
Constantine S. Liollio	X		Vice Chair
Sonya C. Little		Vice Chair		X	X
Thomas H. Olinde			X	Vice Chair
Sonia A. Pérez					X
Christine L. Pickering	X	Chair		X	X
Joan C. Teofilo					Vice Chair
C. Richard Wilkins				X	X
Number of Meetings in 2022	3	8	5	4	4

† Chairman of the Board

Executive Committee

The Executive Committee is currently comprised of Messrs. Levens (Chair), Bertucci, Fowler, Hairston, Hanna, Horne, Liollio and Ms. Pickering. The Executive Committee’s purpose is to provide a means of considering matters that may require Board attention in the intervals between scheduled meetings of the full Board. The Executive Committee is empowered to exercise all of the powers and authority of the Board except as limited by the Company’s Articles of Incorporation or Bylaws or by applicable law. All actions of the Executive Committee are deemed to be done under the authority of the Board, with the same force and effect as if the full Board had acted. The Executive Committee is governed by a written charter, a copy of which is on the Company's Investor Relations website at investors.hancockwhitney.com under Corporate Overview - Committee Charting.

Audit Committee

The Audit Committee is currently comprised of Ms. Pickering (Chair) and Ms. Little (Vice Chair) and Messrs. Fowler and Levens. The Board has determined that the Audit Committee members each meet the additional independence criteria of the SEC and NASDAQ for service on the Audit Committee and the Board has further determined that each qualifies as a financially sophisticated audit committee member under NASDAQ rules. Additionally, the Board has classified Ms.

Pickering, Ms. Little and Messrs. Fowler and Levens as “audit committee financial experts” as defined in applicable SEC regulations.

The Audit Committee is governed by a written charter, a copy of which is on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview  Committee Charting. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 65 of this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. The Board has determined that the Compensation Committee members each meet the NASDAQ, SEC and Internal Revenue Code’s additional independence criteria for service on the Compensation Committee.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s directors, the Chief Executive Officer, and any executive officer within the meaning of Section 16 of the Exchange Act. The Compensation Committee has overall responsibility for developing, evaluating and approving the Company’s compensation plans, policies, and programs and overseeing the Company’s strategies relating to its human capital management. The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation, the narrative disclosure of the Company’s risk assessment of compensation policies and practices for inclusion in the Company’s proxy statement as well as the narrative disclosure of the Company’s human capital resources included in its Annual Report on Form 10-K.

Our long term incentive plans permit the Compensation Committee to delegate all or any of its responsibilities and powers under the plans to individual officers or associates of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act. The Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make grants outside of the annual long term incentive program, such as grants to new hires and special retention related grants, individually valued in excess of $100,000, and to the Company’s Chief Human Resources Officer to make such grants individually valued up to $100,000. Neither officer is permitted to grant awards to persons subject to Section 16 of the Exchange Act.

The Compensation Committee is governed by a written charter, which further sets forth the Compensation Committee’s responsibilities and duties, a copy of which appears on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee Charter on an annual basis. Additional information regarding the functions and role of the Compensation Committee, including its processes and procedures for the consideration and determination of executive compensation, is set forth under “Compensation Discussion and Analysis – Role of the Compensation Committee” on page 40.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the Corporate Governance Committee) is currently comprised of Messrs. Horne (Chair), Bertucci, Olinde (Vice Chair), Wilkins, Ms. Little, and Ms. Pickering. The Board has determined that Messrs. Bertucci, Horne, Olinde, Wilkins, Ms. Little, and Ms. Pickering are each independent under applicable NASDAQ rules. The Corporate Governance Committee oversees a broad range of issues surrounding the composition and operation of the Board and its committees, including overseeing the Company’s strategy and initiatives regarding environment, social and governance matters. The Corporate Governance Committee’s charter is available on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting.

Director Qualifications, Qualities, and Skills. The Corporate Governance Committee has adopted criteria that it uses when it recommends individuals to be nominated for election to the Board. First, a prospective candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents, as applicable. In addition, the Corporate Governance Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies. The Corporate Governance Committee considers the following criteria in evaluating nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in one or more communities served by the Bank; dedication to the Company and its shareholders; and independence. For individuals considered for Board leadership roles, the following skill sets are also required: communication skills, facilitation skills, crisis management skills, and relationship building and networking skills. In considering candidates for director, the Corporate Governance Committee reviews these criteria and skills in light of the composition and needs of the current Board and its various committees.

Diversity Considerations. The Company is committed to creating a board with diversity of background, perspective, business skills, experience, race and ethnicity, gender and geography and as such the Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which it selects director candidates. The Corporate Governance Guidelines do not specifically define diversity. In practice, the Corporate Governance Committee has viewed diversity as the collective range of experiences, skills, talents, perspectives, and cultures that all nominees would bring to the Board. Moreover, the Corporate Governance Committee considers whether the Board, as a whole, reflects the diverse regions and lines of business of our markets and the clients we serve.

Identification of New Directors. The Corporate Governance Committee may identify potential directors in a number of ways. The Corporate Governance Committee may consider recommendations made by current or former directors and members of executive management and, where appropriate, the Company may retain a search firm to identify candidates. In addition, the Corporate Governance Committee will consider director candidates recommended by our shareholders. The Committee will evaluate candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Corporate Governance Committee does not perceive a need to increase the size of the Board.

For the Corporate Governance Committee to consider a director candidate for nomination submitted by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive offices. Each submission must include the same information that would be required for a director directly nominated by a shareholder as specified in our Bylaws. See “Shareholder Proposals for the 2024 Annual Meeting” on page 67. For purposes of the 2024 Annual Meeting, any director recommendation by a shareholder must be received by the Corporate Secretary not later than November 15, 2023.

Board Risk Committee

The Board Risk Committee is currently comprised of Messrs. Bertucci (Chair), Hanna, Lane, Wilkins, Ms. Kent, Ms. Little, Ms. Pérez, Ms. Pickering and Ms. Teofilo (Vice Chair). The Board Risk Committee reviews the Company’s processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Board Risk Committee assesses the operational processes associated with the Company’s potential risk, including among others, those related to business recovery, compliance, corporate insurance, and legal. The Board Risk Committee may solicit and receive information from other committees as appropriate to fulfill its enterprise-wide risk management oversight function. The Board Risk Committee acts pursuant to a written charter, a copy of which is available on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting.

Board’s Role in Risk Oversight

The Board recognizes that risk management is an enterprise-wide responsibility. The Board oversees the Company’s corporate risk governance processes primarily through its committees. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk executive within the Company to enable it to understand the Company's risk identification, risk management and risk mitigation procedures. The Board Risk Committee, and its subcommittee, the Credit Risk Management Subcommittee, assist the Board in the assessment and management of the Company’s policies, procedures and practices relating to credit risk, liquidity risk, market risk, legal risk, operational risk (including cybersecurity risk), reputational risk, and strategic risk. The Audit Committee reviews the Company’s control systems to manage and monitor financial risk with management and the internal audit group. The Compensation Committee evaluates and manages any risks posed by compensation programs. In addition, the Board and executive management have appointed a Chief Credit Officer, who is a member of management, to focus on credit risk, as well as a Chief Risk Officer, who is a member of management, to support the risk oversight responsibilities of the Board and its committees and to involve the appropriate personnel in risk management by establishing committees responsible for oversight of the many risks faced by the Company. The Chief Risk Officer reports to the Board Risk Committee each quarter on the Company’s enterprise-wide risk management systems and the Chief Credit Officer reports to the Credit Risk Management Subcommittee on credit risks.

Board’s Role in Oversight of Cyber Risk

Information security is a significant operational risk for financial institutions, and includes the risk of losses resulting from cyber-attacks. Our Board recognizes the importance of maintaining the trust and confidence of our clients and associates, and devotes significant time and attention to oversight of cybersecurity and information security risk as a result. In light of these risks, our Board is actively engaged in the oversight of our Company’s information security risk management program, which includes cyber defense capabilities. The Board Risk Committee has primary responsibility for this oversight. In this capacity, the Board Risk Committee oversees the Company’s processes for identifying, assessing, monitoring and managing cybersecurity risk. We use a wide array of techniques that are intended to secure our operations and proprietary information such as network monitoring, access controls, dedicated security personnel, and, when necessary, consultation with third-party data security experts. The activities are governed by an established Comprehensive Information Security Policy, which is reviewed annually by the Board.

The Chief Information Security Officer, a member of management, supports the information security risk oversight responsibilities of the Board and its committees and involves the appropriate personnel in information risk management. The Chief Information Security Officer regularly attends Board Risk Committee meetings and meets at least annually in executive session with the Board Risk Committee members. The Chief Information Security Officer annually provides an Information Security Program Summary report, outlining the overall status of our Information Security Program and the Company’s compliance with regulatory guidelines.

COMPENSATION OF DIRECTORS

Director Compensation Program

The Compensation Committee is responsible for the oversight and administration of the director compensation program. The Compensation Committee annually reviews the director compensation program to ensure pay for directors is appropriate for their role as an advisor to the Company and competitive among peers to allow us to attract and retain qualified directors. The Compensation Committee annually engages Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) (otherwise known as McLagan), as its independent compensation consultant, to perform a review of our director compensation program, including a comparison of our program against the programs of the bank and bank holding companies in our Compensation Peer Group (see description of this group in the Compensation Discussion and Analysis) as well as other market practices.

Cash Compensation

Under its 2022 director compensation program, the Company paid its non-employee directors an annual Board cash retainer of $50,000. In addition:

•
Audit Committee members (including the Chair) receive an additional annual cash retainer of $15,000, and the Chair receives a further additional annual cash retainer of $15,000;
•
Board Risk Committee members (including the Chair) receive an additional annual cash retainer of $10,000, and the Chair receives a further additional annual cash retainer of $12,500;
•
Compensation Committee members (including the Chair) receive an additional annual cash retainer of $10,000, and the Chair receives a further additional annual cash retainer of $10,000;
•
Corporate Governance & Nominating Committee members (including the Chair) receive an additional annual cash retainer of $7,500, and the Chair receives a further additional annual cash retainer of $10,000;
•
Executive Committee members (including the Chair) receive an additional annual cash retainer of $5,000, and the Chair receives a further additional annual cash retainer of $10,000;
•
Credit Risk Management Subcommittee of the Board Risk Committee, Merger & Acquisition Committee and Hancock Whitney Bank’s Director Trust Committee members (including the Chairs) receive an additional annual cash retainer of $5,000, and the Chair of the Credit Risk Management Subcommittee of the Board Risk Committee receives a further additional annual cash retainer of $7,500; and
•
Chairman of the Board receives an additional annual cash retainer of $65,000.

The Bank’s board of directors is composed of the same individuals who serve as members of the Company’s Board. Company directors do not receive any additional fees for service on the Bank board.

The annual cash retainer service period is the calendar year, with members of the Board compensated each quarter for their service on the Board. All of the annual cash retainers are prorated for partial year of service on the Board or committees, as applicable.

Each non-employee director may elect to receive payment of their annual cash retainer in the form of cash or shares of Company common stock granted under the 2020 Long Term Incentive Plan (not to exceed $100,000 in Company common stock per year with the remainder paid in cash); or they may elect to defer all or any portion of their fees under the Company’s Nonqualified Deferred Compensation Plan.

Equity Compensation

Non-employee directors receive an annual equity grant with a value approximately equal to $75,000, which is intended to create ownership equity and focus directors on the long-term performance of the Company. This grant is issued in the form of restricted stock with a one-year service-based vesting condition. The annual equity grant is granted on or about the date of the annual meeting of shareholders. The number of shares granted under each award is based on the closing price of the Company’s common stock on the last trading day prior to the grant date, rounded to the nearest whole share. Upon appointment to the Board, a one-time award of 100 fully-vested shares of the Company’s common stock is provided to each new director to ensure compliance with a Mississippi state statute requiring bank holding company directors to have stock ownership.

Each non-employee director may elect to defer all or any portion of their equity awards under the Company’s Nonqualified Deferred Compensation Plan.

Director Stock Ownership Guidelines

Pursuant to our stock ownership guidelines as most recently amended, effective January 1, 2022, directors are expected to accumulate and maintain Company stock worth five times their annual Board cash retainer. The value of the director’s stock holdings and satisfaction of the ownership guidelines are measured as of January 1 each year by reference to the closing price of a share of common stock of the Company on the last trading day of the immediately preceding calendar year. The directors are expected to make continuous progress toward their respective ownership requirements and satisfy the applicable ownership guidelines within five years following the effective date of the amended guidelines or such later date that the director becomes subject to the guidelines based on the date initially appointed to the Board as a director. Until the director has satisfied the stock ownership guidelines, the director must retain one-half of any shares acquired from the Company (net of any tax withholdings). Once the guidelines have been satisfied, any future sales of stock are only permitted to the extent that the director continues to meet the guidelines immediately following such sale.

The following table sets forth the cash and other compensation that we paid to our non-employee directors for their services during 2022.

2022 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Frank E. Bertucci	$95,000	$75,024	$170,024
Hardy B. Fowler	95,000	75,024	170,024
Randall W. Hanna	82,500	75,024	157,524
James H. Horne	92,500	75,024	167,524
Suzette K. Kent	73,750	75,024	148,774
H. Merritt Lane	65,000	75,024	140,024
Jerry L. Levens	160,000	75,024	235,024
Constantine S. Liollio	80,000	75,024	155,024
Sonya C. Little	82,500	75,024	157,524
Thomas H. Olinde	72,500	75,024	147,524
Sonia A. Pérez	68,750	75,024	143,774
Christine L. Pickering	102,500	75,024	177,524
Robert W. Roseberry (3)	26,667	―	26,667
Joan C. Teofilo	65,000	75,024	140,024
C. Richard Wilkins	77,500	75,024	152,524

(1)
Reflects the annual cash retainer plus any additional committee or committee chair cash retainers paid in 2022, including amounts deferred under the NQDC Plan.
(2)
Reflects the grant date fair value of 1,563 shares of common stock granted to all non-employee directors on April 27, 2022 (other than Mr. Roseberry, who was not serving as a director on such date), whether or not those awards were deferred under the NQDC Plan. The aggregate number of plan-based stock awards held by each director (other than Mr. Roseberry) as of December 31, 2022 was 1,563 shares.
(3)
Mr. Roseberry did not stand for re-election at the 2022 annual meeting. Amounts presented reflect the cash retainer paid for his service to the Board from January 1, 2022 through the end of his term on April 27, 2022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. None of the members of our Compensation Committee (i) has been an officer or associate of our Company or any of our subsidiaries or (ii) had, during the last completed fiscal year, any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. In addition, in the last fiscal year, no executive officer of our Company served as a director or member of the compensation committee (or its equivalent) of the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis ("CD&A") describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2022 fiscal year to our Chief Executive Officer, Chief Financial Officer and our three other most highly-compensated executive officers who were serving as executive officers at the end of the fiscal year (who are referred to herein as our named executive officers, or NEOs). Our fiscal year 2022 NEOs are:

Name	Title
John M. Hairston	President and CEO
Michael M. Achary	Chief Financial Officer
D. Shane Loper	Chief Operating Officer
Joseph S. Exnicios	President, Hancock Whitney Bank
Cecil W. “Chip” Knight, Jr.	Chief Banking Officer

Later in this proxy statement under the heading “Executive Compensation,” we have included tables containing specific information about the compensation earned by or paid to our NEOs in 2022. The discussion below is intended to summarize and explain the detailed information provided in those tables and to put that information into the context of our overall compensation program.

We refer to the non-GAAP financial measures Operating Revenue, Operating Pre-Provision Net Revenue and Operating Earnings per Share (Operating EPS) throughout this Compensation Discussion and Analysis. For a reconciliation of these non-GAAP measures to GAAP measures, refer to Appendix A to this proxy statement. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Executive Summary

Overview of Company Performance in Fiscal 2022

We had a strong finish to another record year. Reported earnings per diluted share (EPS) were $5.98, up from $5.22 in 2021. Operating pre-provision net revenue (PPNR)* was $641.1 million, up $103.5 million, or 19%, from 2021. A more favorable mix of earning assets and the rising rate environment contributed to expansion of our net interest margin and revenue growth. Net interest margin increased 31 basis points (bps) to 3.26% during 2022.

We met our efficiency goal of below 55% several quarters early and ended the year with an efficiency ratio of 52.93%. We were able to achieve this goal through the thoughtful execution of expense management and efficiency initiatives and a focus on revenue generation through new banker hires in growth markets.

Loan demand was strong across our geographic footprint and within specialty lines of business, which resulted in core loan growth of $2.5 billion, a 12% increase from 2021. Despite the volatile economic environment, we maintained criticized commercial loan and nonperforming loan levels near historical lows throughout 2022. Total net charge-offs for the year were a record low of $1.9 million, down $29.3 million from 2021, and we are pleased with how our portfolio has performed during these unprecedented times, allowing us to continue to recapture in 2022 some of the reserves added in 2020 at the beginning of the pandemic. While coverage is down year-over-year, it remains elevated compared to pre-pandemic levels, and we are positioned well for today’s economic environment.

Highlights of 2022 Financial Results

Net income for the year ended December 31, 2022 was $524.1 million, or $5.98 per diluted share, compared to $463.2 million, or $5.22 per diluted share in 2021.

•
Operating pre-provision net revenue (PPNR)* was $641.1 million, up $103.5 million compared to 2021, with an increase in total operating revenue (te) of $94.1 million coupled with a decrease in operating expense of $9.4 million. There were no nonoperating expenses in 2022, while 2021 had nonoperating expenses of $46.9 million.
•
Net interest margin (NIM) increased 31 bps to 3.26%, driven mainly by increasing rates and a change in the mix of earnings assets, compared to 2021.
•
Loans totaled $23.1 billion, up $2.0 billion compared to December 31, 2021, with core loan growth of $2.5 billion, which was partially offset by $492 million in net Paycheck Protection Program (PPP) loan forgiveness.
•
Criticized commercial loans and nonperforming loans remained near historically low levels throughout the year.
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Total assets at December 31, 2022 were $35.2 billion, down $1.3 billion from December 31, 2021.
•
Capital ratios remained above regulatory minimums with common equity tier 1 equity (“CET1”) of 11.41% at December 31, 2022, compared to 11.09% at December 31, 2021.
•
Dividends were maintained throughout 2022.

We are exceptionally proud of the Hancock Whitney team and the Company’s overall performance during a remarkable year of volatility. The results reveal not only progress made in 2022, but also the culmination of decisions made the last several years to better position the Company and to achieve a new set of corporate strategic objectives. With a de-risked balance sheet, strong capital, solid loan loss reserve, and proven resilience in navigating nearly 125 years of economic expansions and recessions, we believe we are well positioned to exhibit strength, stability and commitment to service for our clients and communities in any economy.

*For more information and for a reconciliation of this and other non-GAAP financial measures, refer to Appendix A to this proxy statement.

Overview of our Compensation Programs

Our compensation programs are designed to provide executives with a balance of competitive fixed base salaries as well as variable incentive compensation opportunities that align with short- and long-term Company performance and incorporate compensation best practices that promote sound corporate governance. The Compensation Committee believes executive base salaries and compensation targets should generally align with the median (50th percentile) of the Compensation Peer Group (as discussed below) with payouts of variable compensation dependent on actual performance. As described further below, with the exception of base salary and time-based restricted stock awards (which represent a minority of our annual equity awards), all direct compensation is performance-based. Executives are also subject to stock ownership guidelines as well as post-vest holding periods on equity awards further aligning their interests with those of our shareholders.

Our annual cash incentive plan rewards our executives for achievement of short-term Company performance goals, which are further discussed below under “Annual Cash Incentive.” Our long-term incentive plan rewards our executives for achievement of long-term goals measured over a multi-year period through “performance stock awards” consisting of performance-based restricted stock units (PSUs) and provides retention value through “restricted stock awards” consisting of time-based restricted stock units (RSUs) and time-based restricted stock (RSAs). To the extent earned, performance stock awards vest based on performance during the performance period after actual performance results for the performance period are certified and the service period is satisfied, and are then subject to a two-year post-vest holding period. Restricted stock awards vest in annual installments on the first day of the month of each of the first three anniversaries of the grant date and are also subject to a two-year post-vest holding period. The value of the long-term incentive awards increases or decreases as our share price increases or decreases, thereby aligning the interests of our executives with those of our shareholders. Awards under our long-term incentive plan for fiscal 2022 are further discussed below under “Long-Term Incentives.”

Together, these plans support our operating strategy to provide clients with the financial sophistication and range of products of a regional bank, while successfully retaining the commercial appeal and level of service of a community bank. The Company’s size and scale and associated compensation program enable us to attract, motivate, and retain high quality executives who are focused on executing this strategy.

Impact of Performance on 2022 Compensation

The following results and key decisions by our Compensation Committee support our pay for performance philosophy and also highlight the Compensation Committee’s focus on protecting our shareholders’ interests.

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Aligning Base Salaries with Market. The Compensation Committee believes that executives’ base salaries should generally align with the 50th percentile of the Compensation Peer Group. In spite of this philosophy, base salaries have historically lagged behind peers. After reviewing the Compensation Peer Group compensation study (discussed below) and acknowledging that base salaries were below the market median, the Compensation Committee approved base salary increases for NEOs effective April 1, 2022, based on individual and Company performance, aligning each of the NEOs within approximately 5% of market median.
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Annual Cash Incentives Earned. Consistent with prior years, the Compensation Committee set the 2022 performance goals for annual cash incentives based on Board-approved budget and other goals related to our strategic priorities (see “Annual Cash Incentive” below). After reviewing our overall financial performance compared to performance goals as well as regional and top performing peers and our internal corporate strategic objectives, the Compensation Committee determined that the 2022 annual cash incentive awards to our executive officers had been earned and approved payout at 199.73% of target levels based on actual achievement of performance goals with no Compensation Committee discretion or adjustment applied to the calculated results.
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Long-Term Incentives Awarded. In 2022, the Compensation Committee continued its practice of using grants of both performance-based stock awards and time-based restricted stock awards to align executive and shareholder interests. 70% of the annual long-term incentive award for Mr. Hairston and 60% for non-CEO NEOs was comprised of PSUs, which were bifurcated into two equally weighted parts, one using a three-year relative TSR performance metric and the other a two-year EPS metric with an additional year of service requirement. Based on actual performance, the PSUs could payout between 0% and 200% of target shares. The remainder of the award was comprised of RSUs which vest based on continued service in annual increments over a three-year period. All awards granted to NEOs in 2022 include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes. See “Long-Term Incentives” below for further details regarding the 2022 equity grants.
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Vesting of 2020 Performance Stock Awards. Performance stock awards granted in 2020 with a vesting period ending on December 31, 2022 vested collectively at 100% of target shares based on our achievement of Total Shareholder Return compared to our peers over a 3-year performance period and operating EPS compared to target over a 2-year performance period. Collectively, our NEOs’ vested performance awards are valued at $2,974,228, calculated using the closing stock price of our common stock on January 25, 2023, the trading day prior to the distribution of the shares. Net shares issued upon vesting of the award and payment of withholding taxes are subject to an additional two-year post-vest holding period. See "Long-Term Incentives" below for further details regarding the vesting of the 2020 awards.

We believe that the compensation provided to each NEO in 2022 was fair, reasonable and aligned with our performance and strategic objectives.

Objectives of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

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drive performance in support of the Company’s financial goals, balancing short-term and intermediate operational objectives and performance with long-term strategic goals;
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align executives’ long-term rewards with the interests of our shareholders;
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provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives who are otherwise of comparable rank; and
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place at risk a significant portion of total compensation, making it contingent on Company performance, but in a manner consistent with our risk management policies.

Sound Compensation and Governance Practices

Our executive compensation program is designed to create an appropriate linkage between executive pay, Company performance, and the return on shareholder investment. The Compensation Committee works with its independent compensation consultant to evaluate the program and maintain alignment with shareholders’ interests and to incorporate strong governance standards within our compensation program, as outlined below and further discussed in this CD&A.

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A Significant Percentage of Executive Target Compensation is Performance-Based. Approximately 75% of Mr. Hairston’s total target direct compensation (base salary, target annual incentive, and target long-term incentive awards) and approximately 65% of the total target direct compensation of our other NEOs is either at risk and must be earned on the basis of attainment of corporate performance goals (in the case of annual cash incentive awards and performance stock awards) or its future value is contingent upon the future performance of the Company’s common stock (in the case of our performance stock awards and time-based restricted stock awards).
•
Majority of Long-Term Incentives Based on Stock Performance. As CEO, Mr. Hairston receives 70% of his target long-term incentive in performance-based awards, and the other NEOs receive 60% of their target long-term incentive in performance-based awards. The Compensation Committee believes that the higher weighting of performance-based awards provides better alignment of the executives’ compensation with our shareholders’ interests.
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Mandated Post-Vest Holding Periods. Long-term incentive awards granted to our executive officers include a mandatory two-year post-vest holding requirement. This holding requirement supports alignment between our executives and our shareholders, focuses the executives on long-term sustained performance, and reduces the grant date fair value of the award for accounting purposes, thus reducing the expense of the equity program to the Company. These post-vest holding periods are in addition to meaningful executive stock ownership requirements.
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No Excise Tax Gross-Up Provisions. None of the change in control agreements in place for our NEOs or other executives provide for excise tax gross-ups. Instead, these agreements provide for a “best of net” approach to address any potential excise tax payments that might be triggered by a change in control. (See “Elements of Our Compensation Program – Employment Contracts and Change in Control Agreements” herein.)
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Clawback Policy. The Compensation Committee has adopted a clawback policy that empowers the Board to recover a bonus, other incentive compensation paid, or other performance-based equity compensation awarded to any executive officer in appropriate circumstances where there has been a material restatement of the Company’s financial statements.
•
Limited Perquisites. We generally provide only limited perquisites to our executives, consistent with our goal of aligning our executives’ interests with the interests of our shareholders.
•
Executive Stock Ownership Requirements. Under our stock ownership guidelines as amended, effective January 1, 2022, our CEO must own Company common stock worth five times his base salary, and our other executive officers must own Company common stock worth three times their base salary. Until an executive officer has satisfied the stock ownership guidelines, he or she must retain one-half of any shares acquired from the Company (net of any tax withholdings). Once the guidelines have been satisfied, any future sales of stock are only permitted to the extent that the guidelines continue to be met immediately following such sale.
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Prohibition on Hedging Transactions. The Company’s Insider Trading Policy prohibits all of our directors, officers and associates (and their respective immediate family members) from engaging in hedging or monetization strategies involving exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forwards and other derivative instruments, including short sale transactions, or otherwise engaging in transactions that hedge or offset or are designed to hedge or offset any decrease in the market value of the Company’s securities.

Results of 2022 Advisory Shareholder Vote on Executive Compensation

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At our 2022 annual meeting of shareholders, 98% of the votes cast approved the compensation of our named executive officers, as discussed in the 2022 proxy statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our NEOs and the Company's overall pay practices have strong shareholder support.
•
In light of the strong shareholder support of the compensation paid to our NEOs as evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation for 2022. Future advisory votes on executive compensation will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company's executive compensation programs with the interests of the Company and its shareholders.
•
In Proposal No. 2, shareholders are being asked to approve, on an advisory basis, the compensation of our NEOs for 2022 as disclosed in the proxy statement. In Proposal No. 3, shareholders are being asked to approve, on an advisory basis, the frequency of future advisory votes on the compensation of our NEOs.

Compensation Review Process

Role of the Compensation Committee

The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation opportunities. Each of the members of our Compensation Committee is independent as defined under SEC and NASDAQ listing standards. The Committee may form and delegate responsibility to subcommittees of the Compensation Committee as necessary or appropriate. The Compensation Committee from time to time retains independent compensation consultants to assist in evaluating the compensation practices of the Company and to provide advice and ongoing recommendations regarding executive compensation practices consistent with our business goals and pay philosophy.

Role of the Compensation Consultant

In 2021, the Compensation Committee engaged Aon to provide advisory service to the Compensation Committee, which the Committee considered in connection with setting executive compensation for 2022. The scope of Aon’s executive compensation consulting assignments included a comparison of our current levels of base salary, annual cash incentive opportunity and equity-based compensation to those paid by bank and bank holding companies in the Compensation Peer Group (listed below). The Compensation Committee considered data developed by Aon in its assessment of whether each element of the executives’ compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the parameters of long-term incentives granted to the NEOs. The total fees paid to Aon in 2022 for executive compensation consulting services were $134,478. In addition, management engaged Aon to provide additional services relating to job architecture design, surveys, and compensation benchmarking, for which we paid fees to Aon in 2022 of $270,325.

The Compensation Committee assessed the independence of Aon under the applicable SEC and NASDAQ rules and concluded that Aon’s engagement presented no conflicts of interest.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Human Resources Officer, Director of Total Rewards, and other members of the Company’s human resources team, who provide administrative support to the Compensation Committee, as requested. Executives may attend a Compensation Committee meeting to discuss Company and individual performance or to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only the independent Compensation Committee members have the right to vote on decisions regarding executive compensation.

For each executive officer other than himself, the Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation. The Compensation Committee reviews recommendations made by our Chief Executive Officer and information from the Aon executive compensation review in determining compensation levels and program designs. The Compensation Committee’s decisions for all executives including the CEO are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data. The Chief Executive Officer is excused from the meeting before decisions are made on his compensation.

Review of Competitive Market Data

The Compensation Committee periodically reviews and analyzes market data provided by Aon in an effort to ensure that our executive officer compensation is competitive. Such a review was conducted in 2021, which served as a guide to the Committee in setting our 2022 executive compensation levels. As part of this review, the Compensation Committee compared compensation paid to our executive officers with compensation paid to the named executive officers in similar positions at banks of comparable size (which we refer to as the Compensation Peer Group). The Compensation Committee used the market information compiled as well as additional information regarding the ongoing movement of executive compensation in the banking industry to test the reasonableness of the compensation decisions we made for 2022. Aon conducted another review of executive compensation in October 2022, which was used to make compensation decisions for 2023.

The 2021 Compensation Peer Group used in connection with 2022 compensation decisions consisted of a peer group of 25 banks and bank holding companies aligned with the Company’s business profile and external environment, and positioned the Company close to the peer group median in terms of asset size. The 2021 Compensation Peer Group was comprised of peers with total assets ranging from $24 billion to $90 billion respectively at the time of selection. The median total assets for the 2021 Compensation Peer Group was $34 billion, which positioned the Company at the 47th percentile of the peer group at the time of selection. We referred to the 2021 Compensation Peer Group in establishing compensation levels and program design features for 2022.

The Company’s 2021 Peer Bank Group consists of the following 25 banks and bank holding companies.

COMPANY NAME	TICKER
Associated Banc-Corp	ASB
BancorpSouth Bank (1)	BXS
Bank OZK	OZK
BankUnited Inc.	BKU
Comerica Inc.	CMA
Commerce Bancshares Inc.	CBSH
Cullen/Frost Bankers Inc.	CFR
F.N.B. Corp.	FNB
First Horizon Corp.(1)	FHN
Fulton Financial Corp.	FULT
Investors Bancorp Inc (1)	ISBC
PacWest Bancorp	PACW
Pinnacle Financial Partners	PNFP
Prosperity Bancshares Inc.	PB
SouthState Corp.	SSB
Sterling Bancorp (1)	STL
Synovus Financial Corp.	SNV
UMB Financial Corp.	UMBF
Umpqua Holdings Corp.	UMPQ
United Bankshares Inc.	UBSI
Valley National Bancorp	VLY
Webster Financial Corp.	WBS
Western Alliance Bancorp	WAL
Wintrust Financial Corp.	WTFC
Zions Bancorp. NA	ZION
(1)
This company has been part of a merger or acquisition since the original establishment of the Compensation Peer Group, and therefore, may no longer be considered a peer company.

Assessment and Determination of Executive Compensation

We believe that the total compensation package available to our executives should provide the opportunity for enhanced levels of financial reward for achievement of higher levels of performance, recognize and reward both short- and long-term performance, and be competitive with our peers to attract, motivate, and retain talented and skilled executives. After careful consideration and analysis of market survey data provided by the Compensation Committee’s independent compensation consultant, executive officer compensation is set at levels we believe to be competitive with the Company’s Compensation Peer Group and compatible with our internal business plans. While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive’s total compensation at approximately the median of the Compensation Peer Group assuming the Company’s performance is consistent with the group.

Elements of Our Compensation Program

In 2022, our executive officer compensation program consisted of the following elements: base salary, annual cash incentives, long-term equity incentives, retirement benefits, change in control protections, and other benefits including limited perquisites.

Base Salary

We pay base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including scope of the job, experience, market comparable positions, internal pay equity and alignment, and an overall assessment of Company and individual performance. We rely substantially on industry and Compensation Peer Group compensation data provided by the Compensation Committee’s independent compensation consultant to evaluate whether the base salaries of our executives are competitive in the marketplace and also evaluate the actual performance of each executive to determine if base salary increases are warranted.

The Compensation Committee believes that executives’ base salaries should generally align with the market 50th percentile of the Compensation Peer Group. The Compensation Committee may, however, set an executive’s salary above the Compensation Peer Group median if it determines that specific performance, needs, or other circumstances justify a base salary at a higher level.

After reviewing the 2021 Compensation Peer Group compensation study, provided by its independent compensation consultant, the Compensation Committee determined that the base salaries of our NEOs were below the competitive range for peer executives. In early 2022, the Compensation Committee, in consultation with its independent compensation consultant, approved the following base salary increases for each of our NEOs, effective April 1, 2022, in recognition of individual and Company performance, which positioned the base salary of the NEOs within approximately 5% of the median of the Compensation Peer Group. The Compensation Committee acknowledged that the increases were larger than average historical increases for some of the NEOs as a result of the NEOs receiving no base salary increase since April 1, 2019, due to the uncertain and volatile economic conditions associated with the COVID-19 pandemic in 2020 and 2021.

NEO	2021 Salary	Increase effective 2022	2022 Salary	Percentage Increase
John M. Hairston	$990,000	$135,000	$1,125,000	13.64%
Michael M. Achary	$510,000	$35,000	$545,000	6.86%
D. Shane Loper	$565,000	$110,000	$675,000	19.47%
Joseph S. Exnicios	$510,000	$25,000	$535,000	4.90%
Cecil W. Knight Jr.	$484,100	$60,900	$545,000	12.58%

Annual Cash Incentive

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate strategic objectives. Each NEO has a target annual incentive opportunity that may be earned between 0% and 200% based on corporate performance.

For purposes of the annual cash incentive, the Compensation Committee measures corporate performance based on actual performance compared to pre-established performance goals as a base completion percentage. The Compensation Committee may also review the Company’s performance compared to the performance of certain regional and top quartile peers, together with the Company’s progress with respect to certain corporate strategic objectives to further assess overall corporate performance. The Compensation Committee has the discretion to increase or decrease the amount of annual cash incentive earned based on these factors.

For 2022, the annual cash incentive plan used four key performance measurement metrics: operating EPS, operating pre-provision net revenue, and two credit quality metrics. The credit quality metrics compare the percentage of total commercial loans classified as criticized as of September 30, 2022 and the percentage of total loans classified as non-performing as of September 30, 2022. The Compensation Committee may also approve adjustments as it deems appropriate as discussed below based on its overall assessment of Company performance against the performance of regional and top quartile peers and consideration of other corporate strategic objectives.

The financial performance goals for the annual cash incentive and actual results for 2022 are set forth below:

Corporate Performance Goal	% of Plan Component	2022 Threshold	2022 Target	2022 Maximum	2022 Actual Results
Operating EPS	50%	$3.87	$4.84	$5.81	$5.98
Operating Pre-Provision Net Revenue ($ in millions)	30%	$427.6	$534.5	$641.3	$641.1
9/30 Commercial Criticized Loans / Total Commercial Loans (1)	10%	3.36%	2.73%	2.29%	1.68%
9/30 Non-Performing Loans / Total Loans (1)	10%	0.64%	0.40%	0.18%	0.19%

(1) End of Period excluding PPP loans

For 2022, comparing actual corporate performance to the 2022 corporate performance goal targets, the resulting completion percentage was driven by above maximum performance for three of the four corporate performance goal metrics and near maximum for the remainder. After considering these results and reviewing our overall financial performance compared to regional and top quartile peers and relative impact to annual plan in comparison to peers, the Compensation Committee determined that annual cash incentive awards to our executive officers were earned based on the actual aggregate completion percentage of 199.73%. No modifications or discretion were utilized by the Compensation Committee.

In addition to awards made under our annual cash incentive plan for corporate performance, the plan also allows for the Compensation Committee (for all officers) and the CEO (for officers other than himself) to recommend adjustments based on results of near-term performance related to one-time initiatives, specific development efforts, or short-term projects. For 2022, no such adjustments were recommended. For the year ended December 31, 2022, the following cash bonuses were awarded:

Named Executive Officer	Target Value as a % of Base Salary	Corporate Performance Completion	Corporate Performance Award	Total Cash Incentive
John M. Hairston	120%	199.73%	$2,616,572	$2,616,572
Michael M. Achary	90%	199.73%	$964,162	$964,162
D. Shane Loper	90%	199.73%	$1,164,604	$1,164,604
Joseph S. Exnicios	75%	199.73%	$792,183	$792,183
Cecil W. Knight Jr.	75%	199.73%	$793,902	$793,902

Long-Term Incentives

The purpose of our long-term incentive program is to ensure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executives’ interests with those of our shareholders. In 2022, the Compensation Committee used both performance-based stock unit awards (PSUs) and time-based restricted stock unit awards (RSUs) for long-term incentive compensation, with a higher percentage of the total award value being delivered to our NEOs in the form of PSUs. The relative weighting of the award values strengthens the alignment of the executive and shareholder interests. The PSUs only provide value to the executive if threshold achievement is met, as described below. We used RSUs as a portion of our long-term awards because we believe they provide an effective retention incentive for the executives and align the interests of our executives with those of our shareholders.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary, with the target percentage based upon the executive’s position. We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year. For 2022, the long-term incentive allocations for the NEOs were set as follows:

Named Executive Officer	Target Value of LTI as a % of Base Salary	LTI Target Value	% Delivered in Performance Awards	% Delivered in Restricted Stock
John M. Hairston	220%	$2,475,000	70%	30%
Michael M. Achary	120%	$654,000	60%	40%
D. Shane Loper	120%	$810,000	60%	40%
Joseph S. Exnicios	120%	$642,000	60%	40%
Cecil W. Knight Jr.	100%	$545,000	60%	40%

The RSUs approved and granted in 2022 vest based on continued service, with the awards vesting in annual increments over a three-year period. Cash dividend equivalents based on the amount of any dividends paid by the Company on its common stock during the vesting period are accrued and accumulated interest-free on each of the RSUs and paid only if and when the underlying unit(s) become vested.

For the PSUs approved and granted in 2022, the Company bifurcated the grant into two equally weighted performance measures, one using a three-year relative TSR performance metric and the other a two-year EPS metric, both of which vest after a three-year service period based upon actual certified results. We believe these performance metrics provide a direct alignment of executive and shareholder interests.

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TSR Performance Metric – The payout level of the TSR performance metric is determined based on the relative rank of the Company’s TSR among a published company peer group index (the KBW Regional Bank Index). The portion of the PSUs based on relative TSR over the three-year performance period will pay 0% of target for performance below the peer group’s 25th percentile, 50% of target for performance at the peer group’s 25th percentile (threshold), 100% of target for performance at the peer group’s 50th percentile (target), and 200% of target for performance at the peer group’s 75th percentile (maximum).
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Operating EPS Performance Metric – The operating EPS performance metric has a two-year performance measurement period and three-year service period. The target award will be earned between 0% and 200% based upon the level of collective operating EPS achieved over the performance period as compared to the target level, with 80% of target operating EPS (threshold) earning 50% payout and 120% of target operating EPS (maximum) earning 200% payout. The two-year EPS goals have been approved by the Compensation Committee and reflect our strategic plan as well as projected growth targets. The Compensation Committee believes that the growth targets represent appropriately challenging performance that will lead to increased shareholder value if achieved.

For all PSUs granted, results that fall in-between the “maximum,” “target” and “threshold” levels of the applicable performance criteria will be paid out on a sliding scale.

All awards granted to NEOs in 2022 include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

NEOs received the following long-term incentive awards for fiscal year 2022:

Named Executive Officer	RSUs	Value of RSU Awards (1)	PSUs	Value of PSU Awards (1)	Total Award Value
John M. Hairston	13,352	$720,207	31,156	$1,680,555	$2,400,762
Michael M. Achary	4,772	$257,402	7,158	$386,103	$643,504
D. Shane Loper	5,762	$310,802	8,642	$466,149	$776,952
Joseph S. Exnicios	4,705	$253,788	7,058	$380,709	$634,496
Cecil W. Knight Jr.	3,929	$211,930	5,892	$317,814	$529,745

(1)
For purposes of determining the RSUs and PSUs to be granted, the Compensation Committee values each award based on the closing price of our common stock on the day prior to the grant date, which values are reflected in the table above. For purposes of determining the grant date fair value of the awards to be reported in the “Summary Compensation Table,” the awards are valued in accordance with FASB ASC Topic 718 as required by SEC rules. The PSUs subject to the EPS metric are valued as of the grant date based on the expected probability of achieving the goals, and the PSUs subject to the operating TSR metric are valued as of the date of grant based on the grant date fair value of the PSUs determined using a Monte Carlo simulation method, as set forth in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

PSUs approved in 2019 and granted in 2020 with a three-year vesting period ending December 31, 2022 were vested on January 26, 2023 upon certification of results by the Compensation Committee. One-half of these PSUs could be earned based on the Company’s TSR relative to a peer group for the three-year performance period. The Company’s relative TSR compared to the applicable peer group was above the 75th percentile, which resulted in our executive officers vesting at 200% of the target awards. The other half of these PSUs could be earned based upon achievement of collective operating EPS relative to a two-year performance goal. The Company’s collective EPS was below 80% of target, which resulted in our executive officers vesting at 0% of the target awards. In the aggregate, our NEOs vested in 100% of the targeted shares equaling 60,860 shares valued at $2,974,228 calculated using the closing price of our common stock on January 25, 2023, the day prior to the vesting. Net shares issued upon vesting of the award and payment of withholding taxes are subject to an additional two-year post-vest holding period.

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because providing our executives with financial security at retirement means they are incentivized to remain long-term associates of our Company. Based on information provided by the Compensation Committee’s consultant, we believe that our retirement program, including the benefits that are earned based on service, is comparable to programs offered by the companies in our Compensation Peer Group. Our retirement program continues to be an essential component to ensure that our executive compensation program remains competitive.

During 2022, the Company maintained the following two retirement plans available to all eligible associates:

•
Hancock Whitney Corporation Pension Plan
•
Hancock Whitney Corporation 401(k) Savings Plan

The Hancock Whitney Corporation Nonqualified Deferred Compensation Plan was also available to our NEOs, and Mr. Exnicios remains eligible for previously-accrued benefits under the Whitney Holding Corporation Retirement Restoration Plan. These plans are described in more detail under “Executive Compensation – Pension Benefits” and “Executive Compensation – Nonqualified Deferred Compensation” herein.

Perquisites and Other Benefits

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance. Our NEOs receive limited perquisites, such as club dues, professional organization dues, Company paid parking, Company provided auto allowances, executive physicals, and housing allowances for certain executives who do not reside permanently in the New Orleans, LA area, but have extensive business related job responsibilities in the market. The Company also charters an aircraft that the NEOs may use periodically. As outlined in the Company’s Corporate Aviation Usage Policy, personal use of the aircraft is discouraged, and there was limited personal use of the aircraft by NEOs in 2022. We also provide our executive officers long-term disability insurance coverage that provides tax-free benefits. Based on information provided by the Compensation Committee’s consultant, we believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Compensation Peer Group. We review the perquisites provided to our executive officers periodically to ensure that our benefits are consistent with our overall compensation objective of providing competitive compensation to our executive officers.

Employment Contracts and Change in Control Agreements

We do not have employment contracts with the NEOs. However, each NEO has a change in control agreement that protects the executive’s employment for two years following a change in control of the Company. The occurrence or potential occurrence of a change in control would create uncertainty regarding whether the employment of our executive officers whom we consider to be key employees would be continued. In the Compensation Committee’s view, providing these change in control protections better enables the executive officers to focus on the Company’s business and serve the shareholders’ interests, particularly during periods of consolidation or merger and acquisition activity within the banking industry.

Under the agreements, if the executive’s employment is terminated by the Company without cause during the two-year period following a change in control, then the executive is entitled to a severance payment equal to a multiple of two or three times his base salary plus the average bonus paid to the executive for the three fiscal years preceding the termination, and continued medical coverage of 24 or 36 months, depending on the executive’s position. The executive is also entitled to this severance payment if the executive resigns due to disability during the protected period or because of a material change in his base salary or duties or his relocation during the protected period after notice and an opportunity to cure is provided to the Company. Under these agreements, the NEOs are responsible for any excise tax payments due. The agreements also bind the executives to certain non-solicitation, non-disparagement and confidentiality covenants. These agreements are described in more detail under “Executive Compensation – Potential Payments Upon Termination or Change in Control” herein.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as RSAs, RSUs and PSUs, is expensed over the service period or vesting period of the grant. For those grants with a two-year post-vest holding requirement, the grant-date fair value is reduced by a liquidity discount to reflect the holding period requirement.

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company and that the interests of our executives and our shareholders are aligned. Effective January 1, 2009 and most recently amended, effective January 1, 2022, we adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Company common stock, depending upon the executive’s position. The executive may satisfy their ownership guidelines with common stock owned directly; beneficially owned in a trust, by a spouse and/or minor child; held in an IRA or 401(k); held in the Automatic Dividend Reinvestment and Direct Stock Purchase Plan; or held in the Nonqualified Deferred Compensation Plan; as well as time-vesting restricted stock and restricted stock units.

Under the guidelines, our Chief Executive Officer is required to maintain ownership of Company common stock worth five times his base salary. Each of our other executive officers is required to maintain ownership of Company common stock worth three times his or her base salary. The value of the executive’s stock holdings and satisfaction of the ownership guidelines are measured as of January 1 each year by reference to the closing price of a share of common stock of the Company on the last trading day of the immediately preceding calendar year. The executives are expected to make continuous progress toward their respective ownership requirements and satisfy the applicable ownership guidelines within five years following the effective date of the amended guidelines or such later date that the executive becomes subject to the guidelines based on the date initially designated by the Board as an executive officer. Until the executive officer has satisfied the stock ownership guidelines, the executive officer must retain one-half of any shares acquired from the Company (net of any tax withholdings). Once the guidelines have been satisfied, any future sales of stock are only permitted to the extent that the guidelines continue to be met immediately following such sale.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s policies and practices of compensating its associates, including executives and non-executive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is currently comprised of Messrs. Fowler (Chair), Horne, Levens, Liollio (Vice Chair), and Olinde. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with executive management. Based on such review and discussion the Compensation Committee recommended to the Board of Directors that the 2022 CD&A be included in this proxy statement and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Hardy B. Fowler (Chair)

James H. Horne

Jerry L. Levens

Constantine S. Liollio (Vice Chair)

Thomas H. Olinde

EXECUTIVE COMPENSATION

The following table sets forth the cash and other compensation that we paid to our NEOs or that was otherwise earned by our NEOs for their services in all capacities during 2022, 2021, and 2020.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John M. Hairston,	2022	1,091,712	2,327,705		2,616,572	―	624,321	6,660,310
President and CEO	2021	990,000	2,382,878		1,980,000	33,171	552,756	5,938,806
	2020	990,000	1,222,404		682,902	213,680	490,947	3,599,933

Michael M. Achary,	2022	536,370	615,505		964,162	―	86,894	2,202,931
Chief Financial Officer	2021	510,000	729,726		765,000	56,858	50,667	2,112,251
	2020	510,000	359,824		263,848	172,314	148,623	1,454,609

D. Shane Loper	2022	647,877	743,142		1,164,604	―	557,588	3,113,211
Chief Operating Officer	2021	565,000	808,489		847,500	19,534	404,673	2,645,197
	2020	565,000	398,610		292,302	246,574	387,890	1,890,376

Joseph S. Exnicios,	2022	528,836	606,890	(6)	792,183	―	61,292	1,989,201
President, Hancock	2021	510,000	729,726		765,000	―	222,125	2,226,851
Whitney Bank	2020	510,000	359,824	(6)	263,848	202,580	351,744	1,687,996

Cecil W. Knight Jr.	2022	529,984	506,690	(6)	793,902	―	29,513	1,860,089
Chief Banking Officer	2021	484,100	577,213	(6)	726,150	40,231	30,407	1,858,102
	2020	480,594	276,318	(6)	248,635	44,562	36,085	1,086,194

(1)
Amounts reflect the annual base salaries earned for the applicable year.
(2)
Amounts reflect the grant date fair value of restricted stock (RSAs), restricted stock units (RSUs) and performance stock units (PSUs) granted during the year, calculated in accordance with FASBw Topic 718. The grant date fair value of the RSAs and RSUs are based on the closing price of our common stock on the grant date, as adjusted for an illiquidity discount related to the post-vest holding requirement. The grant date fair value of PSUs earned based on achievement of EPS goals is determined based on the expected probability of achieving the goals, and the grant date fair value of PSUs earned based on relative TSR is determined using a Monte Carlo simulation method, as set forth in Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

With respect to PSUs, amounts included in the table are based on the probable outcome of the performance conditions for the year, assuming achievement of the performance conditions at “target” levels. The grant date value of the PSUs, assuming achievement of performance conditions at the highest level, would be as follows:

NEO	2022	2021	2020
John M. Hairston	$2,951,096	$3,427,999	$2,444,808
Michael M. Achary	$678,006	$908,122	$719,648
D. Shane Loper	$818,570	$1,006,198	$797,220
Joseph S. Exnicios	$668,534	$908,122	$719,648
Cecil W. Knight Jr.	$558,090	$718,330	$552,636
(3)
Amounts reflect the annual cash incentives earned by each NEO for the applicable year, as described in the Compensation Discussion and Analysis above.
(4)
The Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate increase in actuarial present value of each of the NEO’s accumulated benefits under the Hancock Whitney Corporation Pension Plan. For 2022, the change in value was negative for Mr. Hairston ($231,561), Mr. Achary ($121,998), Mr. Loper ($302,632), Mr. Exnicios ($719,544) and Mr. Knight ($3,352).

(5)
All Other Compensation includes the value of certain perquisites and benefits the Company makes available to its executive officers as shown below.

Name	Total Perquisites (i)	Company Plan Contributions (ii)	RSA Dividends	Total
John M. Hairston	$117,030	$488,799	$18,492	$624,321
Michael M. Achary	27,862	51,249	7,783	$86,894
D. Shane Loper	83,270	465,696	8,622	$557,588
Joseph S. Exnicios	42,834	10,675	7,783	$61,292
Cecil W. Knight Jr.	18,838	10,675	―	$29,513
(i)
Total perquisites include Company provided auto allowances, club dues, professional organization dues, executive physicals, parking, and supplemental long-term disability insurance as well as a housing allowance of $84,000 for Mr. Hairston and $60,000 for Mr. Loper, and the cost of personal use of Company aircraft by Mr. Hairston.
(ii)
Company plan contributions include amounts contributed to the Company’s Nonqualified Deferred Compensation Plan and the Hancock Whitney 401(k) Plan.
(6)
The Company permits its executives to elect to defer awards received under our long-term incentive program into our Nonqualified Deferred Compensation Plan. The value of stock awards includes the value of units so deferred and credited under the Nonqualified Deferred Compensation Plan. The grant date fair value of the long-term incentive awards deferred by Mr. Exnicios for 2022 was $384,061 in PSUs and for 2020 was $359,824 in PSUs; and by Mr. Knight for 2022 was $320,613 in PSUs and $186,077 in RSUs, for 2021 was $359,165 in PSUs and $218,048 in RSAs, and for 2020 was $276,318 in PSUs.

The following table below sets forth the individual grants of plan-based awards made to each of our NEOs during 2022.

2022 GRANTS OF PLAN-BASED AWARDS
					Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)
Name	Award Type	Approval Date	Grant Date		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(5)
John M. Hairston	Annual Cash				655,027	1,310,055	2,620,110
	PSU	1/26/2022	2/18/2022	(1)				15,578	31,156	62,312		1,695,354
	RSU	1/26/2022	2/18/2022	(2)							13,352	632,351
Michael M. Achary	Annual Cash				241,366	482,733	965,466
	PSU	1/26/2022	2/18/2022	(1)				3,579	7,158	14,316		389,503
	RSU	1/26/2022	2/18/2022	(2)							4,772	226,002
D. Shane Loper	Annual Cash				291,545	583,089	1,166,178
	PSU	1/26/2022	2/18/2022	(1)				4,321	8,642	17,284		470,254
	RSU	1/26/2022	2/18/2022	(2)							5,762	272,888
Joseph S. Exnicios	Annual Cash				198,313	396,627	793,253
	PSU	1/26/2022	2/18/2022	(1)				3,529	7,058	14,116		384,061
	RSU	1/26/2022	2/18/2022	(2)							4,705	222,829
Cecil W. Knight Jr.	Annual Cash				198,744	397,488	794,975
	PSU	1/26/2022	2/18/2022	(1)				2,946	5,892	11,784		320,613
	RSU	1/26/2022	2/18/2022	(2)							3,929	186,077
(1)
PSUs were approved by the Compensation Committee on January 26, 2022, with a grant date of February 18, 2022. PSUs will vest after a three-year service period based upon actual certified results of Operating EPS over a two-year performance period beginning January 1, 2022, ending December 31, 2023 and relative TSR over a three-year performance period beginning January 1, 2022, ending December 31, 2024. The net shares issued upon vesting of the award and payment of withholding taxes will be subject to an additional two-year post-vest holding period.
(2)
RSUs were approved by the Compensation Committee on January 26, 2022, with a grant date of February 18, 2022. The RSUs vest incrementally over three years with an additional two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.
(3)
Reflects threshold, target and maximum payout levels under our annual cash incentive program for 2022. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the annual cash incentive program is included in the Compensation Discussion and Analysis section above.
(4)
Represents threshold, target and maximum payout levels under performance share awards granted in 2022. The number of actual shares earned under the PSUs will be based on the achievement of performance goals relating to operating EPS over a two-year performance period and relative TSR over a three-year performance period, as described in the Compensation Discussion and Analysis section above.
(5)
Amounts reflect the grant date fair value of stock awards granted during the year, calculated in accordance with FASB ASC Topic 718.

The following table provides information concerning equity awards that are outstanding as of December 31, 2022 for each of our NEOs.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2022
Stock Awards
Name	Grant Date	Number of Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)(2)
John M. Hairston	2/18/2022	13,352	646,103
	2/18/2022			62,312	3,015,278
	2/15/2021	13,861	670,734
	2/15/2021			97,028	4,695,185
	1/2/2020			28,428	1,375,631
Michael M. Achary	2/18/2022	4,772	230,917
	2/18/2022			14,316	692,751
	2/15/2021	5,713	276,452
	2/15/2021			25,704	1,243,817
	1/2/2020			8,368	404,928
D. Shane Loper	2/18/2022	5,762	278,823
	2/18/2022			17,284	836,373
	2/15/2021	6,329	306,260
	2/15/2021			28,480	1,378,147
	1/2/2020			9,270	448,575
Joseph S. Exnicios	2/18/2022	4,705	227,675
	2/18/2022			14,116	683,073
	2/15/2021	5,713	276,452
	2/15/2021			25,704	1,243,817
	1/2/2020			8,368	404,928
Cecil W. Knight Jr.	2/18/2022	4,016	194,327
	2/18/2022			11,784	570,228
	2/15/2021	4,728	228,799
	2/15/2021			20,332	983,865
	1/2/2020			6,426	310,954

(1)
The RSAs and RSUs have a three-year service requirement and vest 33.3% per year. The awards are subject to a two-year post-vest holding period.
(2)
Market value is calculated based on the closing price of our common stock on December 30, 2022, the last market day of the fiscal year, of $48.39.
(3)
The PSUs have either a two-year performance period (for PSUs earned based on operating EPS) or a three-year performance period (for PSUs earned based on relative TSR) and three-year service requirement (all shares earned for the award to vest after three years of service if applicable threshold levels of performance are met). After vesting, these awards are subject to a two-year post-vest holding period. The executives earn between 0% and

200% of the target PSU award based on the Company’s achievement of performance criteria over the performance period.

The amounts reported for the February 18, 2022 grants of PSUs are reflected as 200% of target performance shares assuming maximum performance is achieved based on performance as of December 31, 2022 (the last completed fiscal year over which performance is measured; full performance has not yet been achieved as performance period ends December 31, 2024). The amounts reported for the February 15, 2021 grants of PSUs are reflected as 200% of target performance shares assuming maximum performance is achieved based on performance as of December 31, 2022 (the last completed fiscal year over which performance is measured; full performance has not yet been achieved as performance period ends December 31, 2023). The amounts reported for the January 1, 2020 grants of PSUs reflect 100% of target performance shares based on actual performance criteria achieved as of the close of the performance period on December 31, 2022, which was certified by the Compensation Committee on January 25, 2023 and vested on January 26, 2023.

The following table provides information regarding the vesting of restricted and performance stock awards and the exercise of stock options held by our NEOs in 2022.

2022 Option Exercises And Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John M. Hairston	―	―	33,200	1,787,017
Michael M. Achary	―	―	10,758	579,640
D. Shane Loper	―	―	11,676	629,129
Joseph S. Exnicios	―	―	10,758	579,640
Cecil W. Knight Jr.	―	―	8,609	463,745
(1)
Reflects the fair market value of the shares as of the vesting date, which is defined in our long-term incentive plan as the closing price of our common stock on the day prior to vesting. Shares vested in 2022 are subject to a 2-year post-vest holding period.

The following table provides information regarding our Pension Plan and Retirement Restoration Plan, which provide for payment or other benefits at, following, or in connection with retirement.

2022 Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During 2022 ($)
John M. Hairston	Hancock Whitney Corporation Pension Plan	28	881,743	―
Michael M. Achary	Hancock Whitney Corporation Pension Plan	22	862,839	―
D. Shane Loper	Hancock Whitney Corporation Pension Plan	32	923,512	―
Joseph S. Exnicios	Hancock Whitney Corporation Pension Plan	45	1,665,580	―
	Whitney Holding Corporation Retirement Restoration Plan	45	1,575,662	―
Cecil W. Knight Jr.	Hancock Whitney Corporation Pension Plan	5	163,642	―
(1)
Based on Accounting Standards Codification 715-20 assumptions used for disclosure as of December 31, 2022. The present value of the accumulated benefit obligation is determined using the following assumptions: Interest rate 5.00% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2021) Fully Generational Projection using Scale MP-2021 and Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2021) Fully Generational Projection using Scale MP-2021. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

____________________________

The Hancock Whitney Corporation Pension Plan covers certain eligible associates of the Company upon the completion of one year of service and the attainment of age 21. In 2017, the plan was amended to exclude any individual hired or rehired by the Company after June 30, 2017 from eligibility to participate. Additionally, the amendment provides that the accrual of benefits of each participant whose combined age plus years of service as of January 1, 2018 totals less than 55 will be frozen. Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and 0.5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service. The benefits are determined using base pay, but excluding bonuses and other items of extraordinary compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2022, this limit was $305,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age. Early retirement benefits are subject to actuarial reduction.

Mr. Exnicios also retains a previously accrued benefit under the Whitney Holding Corporation Retirement Restoration Plan, which is a nonqualified retirement plan that supplements benefits payable from the tax-qualified plan. This plan was acquired by the Company in connection with the merger with Whitney Holding Corporation and only former employees of Whitney Holding Corporation and its subsidiaries were eligible for participation. Benefits are determined as the difference between retirement benefits determined under the Whitney National Bank Retirement Plan (now merged into the Hancock Whitney Corporation Pension Plan) without regard to the applicable compensation limits and benefits actually payable from that plan taking into account all applicable limitations. Effective January 1, 2013, all benefit accruals under this plan were frozen.

The following table provides information regarding our Nonqualified Deferred Compensation Plan, which provides for the deferral of compensation on a basis that is not tax-qualified.

2022 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in 2022 ($)(1)	Registrant Contributions in 2022 ($)(1)	Aggregate Earnings in 2022 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)(3)
John M. Hairston	114,979	478,124	(1,452,407)	―	14,120,602
Michael M. Achary	133,928	35,705	(546,815)	―	3,833,388
D. Shane Loper	294,316	455,021	(1,385,001)	―	5,291,086
Joseph S. Exnicios	―	―	(409,237)	―	2,966,017
Cecil W. Knight Jr.	820,955	―	(271,164)	―	1,749,756
(1)
The amounts included in the Executive Contributions in 2022 and Registrant Contributions in 2022 are also reported as 2022 compensation in the Summary Compensation Table with the exception of Executive Contributions for Mr. Hairston of $114,979, Mr. Loper of $169,500, and Mr. Knight of $778,648, which were previously reported as compensation in the Summary Compensation Table for years prior to 2022.
(2)
Contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for each of these funds for fiscal year 2022 was as follows:

Fund	One Year Total Return
Model Portfolio – Conservative	-11.31%
Model Portfolio – Moderate/Conservative	-13.24%
Model Portfolio – Moderate	-14.51%
Model Portfolio – Moderate/Aggressive	-15.53%
Model Portfolio – Aggressive	-16.91%
Fidelity VIP Government Money Mkt Svc	0.80%
T. Rowe Price Limited-Term Bond	-4.67%
Fidelity VIP Investment Grade Bond Svc	-13.03%
American Century VP II Inflation Protection I	-12.88%
PIMCO Global Bond Opportunities (Unhedged) Admin	-11.00%
BrighthouseII MFS Value A	-5.98%
Fidelity VIP Index 500 Initial	-18.21%
BrighthouseII Jennison Growth A	-38.87%
American Century VP Mid Cap Value I	-1.19%
Great-West T. Rowe Price Mid Cap Growth Initial	-22.79%
Delaware VIP Small Cap Value Std	-12.09%
Vanguard VIF Small Company Growth	-25.35%
Great-West International Value Inv	-15.18%
Invesco VI EQV International Equity I	-18.31%
Hancock Whitney Corporation Common Stock	-1.20%

(3)
The following amounts included in the Aggregate Balance at December 31, 2022 were previously reported as compensation to the NEOs in the Summary Compensation Table for years prior to 2022: Mr. Hairston, $8,655,055; Mr. Achary, $2,867,078; Mr. Loper, $3,089,721; Mr. Exnicios, $1,859,356; and Mr. Knight, $1,556,342.

_____________________________

Under our Nonqualified Deferred Compensation Plan, participants may elect a maximum deferral of 80% of base salary, 80% of annual incentive bonus, and 100% of annual long-term incentive awards (in the form of performance stock units and restricted stock units). The minimum deferral for base salary and annual incentive bonus amounts is $3,000 in the aggregate. There is no minimum deferral for long-term incentive awards.

Company contributions are made to the Nonqualified Deferred Compensation Plan at the discretion of the Compensation Committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the Hancock Whitney 401(k) Plan. The Nonqualified Deferred Compensation Plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee (referred to as SERP contributions). The factors taken into consideration for these contributions are current total cash compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 10-year graded vesting schedule beginning at age 51 and ending at age 60. Each participant will be 100% vested at age 60.

Participants elect the investment options in which their deferrals are deemed to be invested from a group of measurement funds made available under the plan by the Compensation Committee. The participants may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations. Earnings or losses are allocated to the participant’s accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which the participant’s accounts are deemed to be invested. In the event no investment election is made by a participant, the participant’s accounts under the plan are deemed to be invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the participant elects otherwise. Only deferrals of a participant’s bonus may be deemed invested in the common stock measurement fund available under the plan. Any amounts deemed invested in the common stock measurement fund and any deferrals of restricted units or performance units may not be reallocated to any other investment measurement fund under the plan. Incentive units (excluding unvested performance units) and amounts deemed invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company’s stock on the dividend payment date. If service and performance conditions related to restricted or performance units are not met, the unit credits will be reversed.

Payments from the plan are payable upon the earlier of retirement, termination of employment, disability, death, or scheduled distribution (payment during a specified year elected by the participant). Distributions due to retirement may begin immediately or up to five years after retirement and may be made in a lump sum or in annual installments from two to 15 years. The time and method of retirement distributions are elected by each participant and, effective for 2015 and thereafter, may be separately elected on an annual basis with respect to amounts deferred and/or contributed on behalf of the participant for such year. Distributions due to termination of employment of all amounts deferred or contributed to the plan on behalf of the participant prior to 2015 shall be distributed in a lump sum. Effective 2015 and thereafter, each participant may separately elect on an annual basis the method in which amounts deferred or contributed on such participant’s behalf for such year will be distributed in the event of a termination of employment. Such distributions may be made in a lump sum or in annual installments over a period not to exceed three years.

Distributions due to death or disability and scheduled distributions may only be made in a lump sum. Scheduled distributions may not be made with respect to any long-term awards deferred under the plan. Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the amounts that would have been payable to each of our NEOs under the various scenarios for termination of employment or a change in control in the Company had such scenarios occurred on December 31, 2022. The price per share of Company stock that is used for purposes of the table is $48.39, the closing market price as of December 30, 2022. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change in control. In addition to the amounts reflected in the table, upon termination of employment each of the NEOs would also receive benefits under the Hancock Whitney Corporation Pension Plan, as described above, as well as benefits under the Hancock Whitney 401(k) Plan, and for Mr. Exnicios only, benefits under the Whitney Holding Corporation Retirement Restoration Plan. Finally, the receipt of many of the payments and benefits listed in the table below are contingent upon the executive complying with certain covenants, which are described below.

2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Executive Benefits and Payments Upon Termination	Voluntary or Involuntary Without Cause		For Cause	CIC Only	Involuntary or For Good Reason Following CIC		Disability		Death
John M. Hairston, President and Chief Executive Officer
Severance Benefit	―		―	―	6,999,739	(2)	―		―
Vesting of Long Term Incentives: RSAs, RSUs, and PSUs	1,123,161	(1)	―	―	5,243,911	(3)	4,856,837	(4)	4,074,306	(5)
Vesting of Nonqualified Deferred Compensation (6)	―		―	620,038	620,038		620,038		620,038
Medical Insurance	―		―	―	33,072		―		―
TOTAL	1,123,161		―	620,038	12,896,760		5,476,875		4,694,344
Michael M. Achary, Chief Financial Officer
Severance Benefit	―		―	―	2,008,092	(2)	―		―
Vesting of Long Term Incentives: RSAs, RSUs, and PSUs	283,807	(1)	―	―	1,549,037	(3)	1,430,296	(4)	1,222,993	(5)
Vesting of Nonqualified Deferred Compensation (6)	―		―	―	―		―		―
Medical Insurance	―		―	―	10,553		―		―
TOTAL	283,807		―	―	3,567,682		1,430,296		1,222,993
D. Shane Loper, Chief Operating Officer
Severance Benefit	―		―	―	2,383,065	(2)	―		―
Vesting of Long Term Incentives: RSAs, RSUs, and PSUs	342,656	(1)	―	―	1,739,762	(3)	1,618,709	(4)	1,389,018	(5)
Vesting of Nonqualified Deferred Compensation (6)	―		―	1,161,358	1,161,358		1,161,358		1,161,358
Medical Insurance	―		―	―	30,771		―		―
TOTAL	342,656		―	1,161,358	5,314,957		2,780,068		2,550,376
Joseph S. Exnicios President, Hancock Whitney Bank
Severance Benefit	―		―	―	1,953,616	(2)	―		―
Vesting of Long Term Incentives: RSAs, RSUs, and PSUs	1,091,773	(1)	―	―	1,545,722	(3)	1,425,503	(4)	1,218,200	(5)
Vesting of Nonqualified Deferred Compensation (6)	―		―	―	―		―		―
Medical Insurance	―		―	―	30,771		―		―
TOTAL	1,091,773		―	―	3,530,109		1,425,503		1,218,200
Cecil W. Knight Jr., Chief Banking Officer
Severance Benefit	―		―	―	1,988,092	(2)	―		―
Vesting of Long Term Incentives: RSAs, RSUs, and PSUs	―		―	―	1,247,351	(3)	928,028	(4)	764,051	(5)
Vesting of Nonqualified Deferred Compensation (6)	―		―	―	―		―		―
Medical Insurance	―		―	―	22,048		―		―
TOTAL	―		―	―	3,257,491		928,028		764,051

(1)
Messrs. Hairston, Achary, Loper, and Exnicios meet all of the conditions of retirement as of December 31, 2022 for the RSUs and PSUs granted in 2022. Amounts presented include a pro rata payout assuming maximum performance is achieved for PSUs granted in 2022 resulting in 200% of target shares awarded and a pro rata vesting of the RSUs granted in 2022 and related cash dividend equivalents accrued on those RSUs that otherwise would vest on February 1, 2023 assuming continued service through the vesting date. Additionally, Mr. Exnicios meets all of the conditions of retirement as of December 31, 2022 for the PSUs granted in 2021. Amounts reported for Mr. Exnicios also reflect a pro rata payout assuming maximum performance is achieved for PSUs granted in 2021 resulting in 200% of target shares awarded.
(2)
Reflects a lump-sum payment equal to three (in the case of Mr. Hairston) or two (in the case of Messrs. Achary, Loper, Exnicios, and Knight) times base salary and average annual bonus for the three most recent fiscal years.
(3)
Amounts reported reflect a pro rata payout assuming the maximum performance is achieved for PSUs granted in 2021 resulting in 200% of target shares awarded and immediate vesting of all outstanding RSAs and RSUs including cash dividend equivalents accrued on those RSUs.
(4)
Amounts reported reflect a pro rata payout assuming the target number of PSUs granted in 2022 will be earned during the performance period or paid out upon disability within the performance period and maximum performance is achieved for PSUs granted in 2021 resulting in 200% of target shares awarded and immediate vesting of all outstanding RSAs and RSUs including related cash dividend equivalents accrued on those RSUs, with the exception of Mr. Knight who does not meet all of the conditions for immediate vesting of the RSAs granted in 2021.
(5)
Amounts reported reflect a pro rata payout assuming the target number of PSUs granted in 2022 and PSUs tied to 3-year TSR granted in 2021 will be earned during the performance period or paid out upon death within the performance period and maximum performance is achieved for PSUs tied to 2-year EPS granted in 2021 resulting in 200% of target shares awarded and immediate vesting of all outstanding RSAs and RSUs including related cash dividend equivalents accrued on those RSUs, with the exception of Mr. Knight who does not meet all of the conditions for immediate vesting of the RSAs granted in 2021.
(6)
The total balance under the Nonqualified Deferred Compensation Plan as of December 31, 2022 is shown in the Nonqualified Deferred Compensation Table. This table includes only the unvested amount that would become vested upon the occurrence of the specified event under the terms of the plan.

The following summarizes the payment and benefits the NEOs would be entitled to under the various termination and change in control scenarios, which are reflected in the table above.

Voluntary Termination (Including Retirement) & Involuntary Termination without Cause

In the event of a voluntary termination (including retirement) and involuntary termination without cause of an NEO, such executive would be entitled to receive any unpaid amounts previously earned during his term of employment.

In the event an NEO meets all conditions for retirement as set forth within the terms of the respective award agreement at the time of termination, he would also be entitled to the following:

•
Vesting of a percentage of the PSUs granted in 2021 and 2022 that are actually earned based on Company performance pro-rated for the portion of the vesting period worked by the executive prior to termination with the exception of the PSUs tied to 3-year TSR granted in 2021, which are pro-rated for the portion of the performance period worked by the executive prior to termination. Eleven-thirty sixths of the 2022 PSUs will vest as the executive has worked eleven months of the 36-month vesting period as of December 31, 2022. Two thirds of the 2021 PSUs tied to 3-year TSR will vest as the executive has worked two thirds of the performance period as of December 31, 2022. Twenty three-thirty sixths of the 2021 PSUs tied to 2-year EPS will vest as the executive has worked 23 months of the 36-month vesting period as of December 31, 2022; and
•
Vesting of a percentage of outstanding RSUs granted in 2022 based on the number of months elapsed since the most recent vesting date or grant date if granted within the last 12 months. Any cash dividend equivalents accrued on the outstanding RSUs will be paid in cash upon vesting of the related shares.

For Cause Termination

In the event of a for cause termination of a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Change in Control Only

In the event of a change in control (defined below) only, NEOs would be entitled to the following:

•
RSAs and RSUs vest only if the Board of Directors exercises its discretion to vest such awards as a result of the post-transaction surviving entity choosing not to assume any obligations relating to such awards and choosing not to convert such awards into equivalent rights with respect to equity in the post-transaction surviving entity. If these awards were to be vested, the amounts reported would be as follows: Hairston ($1,316,837), Achary ($507,369), Loper ($585,083); Exnicios ($504,127); and Knight ($423,126); and
•
Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan, but only to the extent such vesting does not cause the excise tax provisions of Code Section 4999 to be effective with respect to the executive.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Involuntary Termination or Termination for Good Reason following Change in Control

In the event of an involuntary termination (including disability), or a termination for good reason (defined below) of a NEO within two years following a change in control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•
Immediate vesting (at the time of the change in control) of amounts indicated above under Change in Control Only, with subsequent vesting (at the time of the executive’s disability or termination of employment) of any RSAs and RSUs that did not vest at the time of the change in control;
•
Vesting of a percentage of the PSUs granted in 2021 that are actually earned based on Company performance. The 2021 PSUs have a three-year vesting period with half of the award based on achievement of operating EPS over a two-year performance period and half of the awards based on relative TSR over a three-year performance period. If the CIC occurs during the performance period (at least one year after the start of the performance period), the vested percentage is based on the actual performance results for the portion of the performance period ending on the date of the CIC. Two thirds of the 2021 PSUs tied to 3-year TSR will vest as the two thirds of the performance period is complete as of December 31, 2022. 200% of the 2021 PSUs tied to 2-year EPS will vest as the performance period is complete with maximum performance achieved as of December 31, 2022;
•
Mr. Hairston would be entitled to a lump-sum payment equal to three times his base salary and average annual bonus (for the three most recent fiscal years); and Messrs. Achary, Loper, Exnicios, and Knight would be entitled to a lump-sum payment equal to two times their base salary and average annual bonus (for the three most recent fiscal years); and
•
Mr. Hairston would be entitled to up to 36 months of medical insurance continuation. Messrs. Achary, Loper, Exnicios and Knight would be entitled to up to 24 months of medical insurance continuation. Coverage would be provided at the same level of benefits as in effect at the time of the executive’s disability or termination of employment, and on the same cost sharing basis as in effect for active executives in comparable positions. Coverage would cease upon the executive becoming eligible for similar coverage provided by another employer.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Disability

In the event of the disability of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•
Vesting of a percentage of the PSUs granted in 2021 that are actually earned based on Company performance and a percentage of the target number of PSUs granted in 2022. For the 2021 PSUs tied to 3-year TSR, the vested percentage is based on the portion of the performance period worked by the executive prior to becoming disabled. For the 2022 PSUs and the 2021 PSUs tied to 2-year EPS, the vested percentage is based on the portion of the vesting period worked by the executive prior to becoming disabled. Eleven-thirty sixths of the 2022 PSUs will vest as the executive has worked 11 months of the 36-month vesting period as of December 31, 2022. Twenty three-thirty sixths of the 2021 PSUs tied to 2-year EPS will vest as the executive has worked all of the performance period and 23 months of the 36-month vesting period as of December 31, 2022. Two thirds of the 2021 PSUs tied to 3-year TSR will vest as the executive has worked two thirds of the performance period as of December 31, 2022;
•
Immediate vesting of all RSAs and RSUs including accrued cash dividends, with the exception of Mr. Knight, who does not meet all of the conditions for immediate vesting of RSAs;
•
Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
•
Monthly disability benefit of $7,500 for Messrs. Hairston, Achary and Loper to be paid by the contracted insurance carrier rather than by the Company.

Death

In the event of the death of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•
Vesting of a percentage of the PSUs granted in 2021 and 2022. If the death occurs during the performance period, the vested percentage is a portion of the target shares pro-rated based on the portion of the vesting period worked by the executive prior to death, with the exception of the 2021 PSUs tied to TSR, which are pro-rated based on the portion of the performance period worked by the executive prior to death. If the death occurs following the performance period, but prior to the end of the vesting period, the vested percentage is a portion of the shares actually earned based on the portion of the vesting period worked by the executive prior to death. Eleven-thirty sixths of the 2022 PSUs will vest as the executive has worked 11 months of the 36-month vesting period as of December 31, 2022. Twenty three-thirty sixths of the 2021 PSUs tied to 2-year EPS will vest as the executive has worked all of the performance period and 23 months of the 36-month vesting period as of December 31, 2022. Two thirds of the 2021 PSUs tied to 3-year TSR will vest as the executive has worked two thirds of the performance period as of December 31, 2022;
•
Immediate vesting of all RSAs and RSUs including accrued cash dividends, with the exception of Mr. Knight, who does not meet all of the conditions for immediate vesting of RSAs;
•
Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
•
Beneficiaries of the deceased executive would be entitled to a $25,000 death benefit to be paid by the contracted insurance carrier rather than by the Company.

Definition of Change in Control

Generally, a change in control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

•
The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;
•
The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;
•
The replacement during any 12-month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or
•
The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

Definition of Good Reason

“Good Reason” shall generally mean any of the following occurring without the executive’s consent:

•
a material diminution in the executive’s position, authority, duties or responsibilities from those which the executive held immediately prior to the effective date of the change in control;
•
requiring the executive to be based at any office which is a material change from the geographic location of the office at which the executive was employed immediately prior to the change in control;
•
a material diminution in the budget over which the executive retains authority;
•
a material diminution in the executive’s annual base salary; or
•
any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless (1) the executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition, and (2) the executive terminates employment within two years of the initial existence of such condition.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of the NEOs (other than accelerated vesting of Long-Term Incentives and Nonqualified Deferred Compensation) in the event of disability, involuntary termination or termination for good reason upon a change in control are contingent upon such executives complying with confidentiality, non-solicitation and non-disparagement covenants during their terms of employment and for two years thereafter.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our associates to create shareholder value. Our CEO to median associate pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median associate by examining the 2022 W-2 Box 5 Wages (Medicare Wages and Tips) for all individuals, excluding our CEO, who were employed by us on December 31, 2022, the last day of our payroll year. We included all associates, whether employed on a full-time, part-time, or on call basis. We did not make any assumptions, adjustments, or estimates with respect to W-2 Box 5 Wages, and we did not annualize the compensation for any associates that were not employed by us for all of 2022. We believe the use of W-2 Box 5 Wages for all associates is a consistently applied compensation measure.

After identifying the median associate, we calculated annual total compensation for such associate using the same methodology we use for our named executive officers as set forth in the 2021 Summary Compensation Table above. The total annual compensation of our median associate was $69,264. The total annual compensation of our CEO was $6,660,310. Accordingly, the ratio of CEO pay to median associate pay was approximately 96:1.

Pay Versus Performance

Background

Item 402(v) of the SEC’s Regulation S-K, which was mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires disclosure of information that demonstrates the relationship between executive compensation actually paid (referred to herein as “CAP”) and the financial performance of the issuer. We have included the table and disclosure below in accordance with the final rule, which was effective on October 11, 2022.

Pay Versus Performance Table

PAY VERSUS PERFORMANCE
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(2)(3)(4)	Average Summary Compensation Table Total for NEOs ($) (1)(4)	Average Summary Compensation Actually Paid to NEOs ($)(2)(3)(4)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income (in thousands)	Operating EPS (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$6,660,310	$8,160,975	$2,291,358	$2,727,056	$120.08	$116.10	$524,089	$5.98
2021	$5,938,806	$9,101,298	$2,210,600	$3,127,514	$121.57	$124.74	$463,215	$5.53
2020	$3,599,933	$932,265	$1,529,794	$595,913	$80.75	$91.29	$(45,174)	$(0.54)

(1)
Non-CEO NEOs included Mr. Achary, Mr. Loper, Mr. Exnicios, and Mr. Knight for 2022, 2021, and 2020.
(2)
The dollar amounts reported in columns (c) and (e) represent the amount of “compensation actually paid,” or CAP, to the CEO and Other Non-CEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the CEO or other NEOs, respectively, during the applicable year.
(3)
The table below sets forth the calculation of CAP.

	CEO			Average of Non-CEOs
	2022	2021	2020	2022	2021	2020
Total Compensation as Reported in the “Total” column of the SCT	$6,660,310	$5,938,806	$3,599,933	$2,291,358	$2,210,600	$1,529,794
Deduction for Grant Date Fair Values of Stock Awards Granted in the Year as Reported in the “Stock Awards” column of the SCT	2,327,705	2,382,878	1,222,404	618,057	711,288	348,644
Increase for fair value as of December 31 of each applicable year of all stock awards granted during that year that are outstanding and unvested as of such date	2,618,488	4,434,765	457,144	681,623	1,274,104	130,383
Increase for Fair Value of Awards Granted During the Year that Vest During the Year	-	-	-	-	-	-
Increase (Deduction) for change in fair value from December 31 of the prior year to December 31 of the applicable year of any awards granted in a prior year that are outstanding and unvested as of December 31 of the applicable year	1,058,257	909,106	(1,532,401)	287,388	257,209	(501,588)
Increase (Deduction) for change in fair value from December 31 of the prior year to the vesting date of any awards granted in any prior year as to which all vesting conditions were satisfied during the applicable year	98,425	174,504	(212,153)	34,633	69,782	(101,537)
Deduction for fair value as of December 31 of the prior year of any awards granted in any prior year as to which vesting conditions failed to be met during the applicable year	-	-	-	-	-	-
Deduction for changes in the actuarial present value of accumulated pension benefits and earnings on non-qualified deferred compensation plans as reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the SCT	-	33,171	213,680	-	29,156	166,508
Increase for actuarially determined service cost and prior service cost for services related to defined benefit pension plans during the applicable year	53,200	60,166	55,827	50,110	56,263	54,013
Compensation Actually Paid	8,160,975	9,101,298	932,265	2,727,056	3,127,514	595,913

(i)
No amounts were added to reflect dividends or other earnings paid on stock awards because accrued dividends are included in the stock award fair value calculations and therefore are included in total compensation for such year.

For purposes of the foregoing, the fair value of the stock awards at all applicable dates was calculated using the same methodology (including applicable assumptions) as used to account for share-based payments in the Company’s financial statements. The assumptions used in calculating the fair value of awards at the applicable dates did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table for the applicable year, except that (i) the fair value calculations of the PSUs subject to the EPS metric which were granted February 18, 2022, assumed a payout at 165% as of December 31, 2022, the PSUs subject to the EPS metric which were granted February 15, 2021, assumed a payout at 200% as of December 31, 2022 and 2021, respectively, the PSUs subject to the EPS metric which were granted January 2, 2020 assumed a payout at 0% as of December 31, 2022, 2021, and 2020, respectively, the PSUs subject to the EPS metric which were granted January 2, 2018 assumed a payout of 0% as of December 31, 2021 and 2020, respectively, and the PSUs subject to the EPS metric which were granted January 2, 2017 assumed a payout at 131% as of December 31, 2020, which was the probable outcome of the applicable performance conditions as of December 31, 2022, 2021 and 2020, respectively, compared to the grant date fair value calculations of such PSUs, which assumed a payout at target; (ii) the share price used to determine fair value as of December 31, 2022, 20221 and 2020 differed, in some cases materially, from the share price used to determine the grant date fair values; and (iii) for awards subject to the TSR metric, the assumptions used in the Monte Carlo calculation to determine the fair value as of December 31, 2022, 2021 and 2020 differed, in some cases materially, from the assumptions used in the Monte Carlo calculation used to determine the grant date fair values. For a discussion of the assumptions used to estimate the fair value of stock awards, please refer to the following sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation,” and “Stock-Based Compensation” in Note 18 to the Consolidated Financial Statements.

(4)
The CAP to the CEO reflects the relatively high proportion of Mr. Hairston’s total compensation comprised of stock awards compared to the other NEOs for periods prior to 2020, some of which vested during, or were outstanding and unvested during, the covered period.
(5)
We selected the KBW Regional Banking Index (referred to herein as the “Regional Banking Index”) as our peer group for purposes of this disclosure, which index is comprised of approximately 50 companies categorized as primarily engaged in U.S. regional banking activities. The Regional Banking Index also is the same performance peer group selected by the Compensation Committee for determining the achievement of TSR targets for PSUs. See “Compensation Discussion and Analysis—Elements of Our Compensation” for additional information.
(6)
Operating EPS is a non-GAAP financial measure. See “Appendix A—Reconciliation of Non-GAAP Financial Measures” for additional information.

Relationship between Compensation Paid and Company Performance

Total Shareholder Return

The graph below presents, for the cumulative period from January 1, 2020 – December 31, 2022, the relationship between the CAP to our CEO and the average CAP to our other NEOs and each of Company’s TSR and the TSR of the Regional Banking Index.

200.0
175.0
150.0
125.0
100.0
75.0
50.0
25.0
0.0
Index Value
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($MM)
$9.1
$8.2
124.7
116.1
100.0
91.3
121.6
120.1
100.0
80.8
$3.1
$2.7
$0.9
$0.6
12/31/2019
12/31/2020
12/31/2021
12/31/2022
Compensation Actually Paid - CEO
Average Summary Compensation Actually Paid- NEOs
Hancock Whitney Corporation
KBW Regional Banks Index

As demonstrated by the graph above, CAP to our CEO and the average CAP to our other NEOs is aligned with Company’s TSR as well as the TSR of the Regional Banking Index. Company’s TSR increased by 20.08% over the reporting period (50.54% in 2021 and -1.23% in 2022), outperforming the Regional Banking Index, by 3.98% over the reporting period (13.90% in 2021 and 5.70% in 2022). During the reporting period, CAP to the CEO increased 775% in the aggregate, and average CAP to the other NEOs increased 360% in the aggregate. CAP to the CEO and to the other NEOs was highest among the reporting periods when Company achieved its highest year-end closing stock price in 2021, reflecting the high proportion of variable pay at risk for the CEO and the other NEOs. Conversely, CAP to the CEO and the other NEOs was lowest in 2020 due to the challenging market conditions and financial performance reflected in Company's lower closing stock price in 2020. 50% of the PSUs awarded in 2020, 2021, and 2022 vest based on the Company’s relative TSR performance. See “Compensation Discussion & Analysis—Elements of Our Compensation” for additional information.

Net Income

The graph below presents, for each of the years ended December 31, 2022, 2021 and 2020, the relationship between the CAP to our CEO and the average CAP to our other NEOs and the Company’s net income.

$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$ -
$ (100.0)
Net Income ($MM)
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($MM)
$0.9
$0.6
$ (45.2)
$9.1
$463.2
$3.1
$524.1
$8.2
$2.7
12/31/2020
12/31/2021
12/31/2022
Compensation Actually Paid - CEO
Average Summary Compensation Actually Paid - NEOs
Net Income

As demonstrated by the graph above, CAP to our CEO and to the other NEOs is aligned with Company’s Net Income. Net Income increased by 1,260% over the reporting period (1,125% in 2021 and 13% in 2022). During the reporting period, CAP to the CEO increased 775% in the aggregate, and average CAP to the other NEOs increased 360% in the aggregate. The Compensation Committee did not use net income as a distinct metric for purposes of determining or paying compensation during 2022, 2021 or 2020.

Operating EPS

The graph below presents, for each of the years ended December 31, 2022, 2021 and 2020, the relationship between the CAP to our CEO and the average CAP to our other NEOs and the Company’s Operating EPS.

$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$ -
$ (1.00)
Operating EPS
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Compensation Actually Paid ($MM)
$0.9
$0.6
$ (0.54)
$9.1
$5.53
$3.1
$8.2
$5.98
$2.7
12/31/2020
12/31/2021
12/31/2022
Compensation Actually Paid - CEO
Average Summary Compensation Actually Paid - NEOs
Operating EPS

As demonstrated by the graph above, CAP to our CEO and to the other NEOs is aligned with Company’s Operating EPS. Operating EPS increased by 1,207% over the reporting period (1,124% in 2021 and 8% in 2022). During the reporting period, CAP to the CEO increased 775% in the aggregate, and average CAP to the other NEOs increased 360% in the aggregate. For 2022, 2021 and 2020, 50% of the annual cash incentive and 50% of the PSUs awarded were dependent on achievement of Operating EPS goals. See “Compensation Discussion & Analysis—Elements of Our Compensation” for additional information.

List of Most Important Financial Measures

The following table lists the most important financial performance measures used in 2022 to link CAP to our CEO and our other NEOs to Company’s performance. The financial performance measures and the non-financial performance measure are not ranked in order of importance. See “Compensation Discussion & Analysis—2022 Compensation Structure and Design” for applicable definitions of each metric and a discussion of the application of these measures in determining the compensation of our CEO and our other NEOs.

Performance Metric	Financial or Non-Financial
Operating EPS	Financial
Relative TSR (1)	Financial
Pre Provision Net Revenue	Financial
Commercial Criticized Loans to Total Commercial Loans	Financial
Non-Performing Loans to Total Loans	Financial

(1)
Relative TSR for compensation purposes is calculated using the same peer group described above under “Pay Versus Performance Table.” See “Compensation Discussion and Analysis—Elements of Our Compensation” for additional information.

PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act, as amended, we are seeking shareholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay proposal). In your consideration of how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement – our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the accompanying narrative disclosures and footnotes regarding our executive compensation program. Shareholders are asked to vote, on an advisory basis, to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company’s 2023 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

While this say-on-pay proposal is advisory only and the voting results are not binding, our Compensation Committee and Board will consider the outcome of the vote when making future compensation decisions for our named executive officers.

We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Shareholder Communications” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3 ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are required by Section 14A of the Exchange Act to conduct a non-binding, advisory vote of our shareholders on the frequency with which we will seek the non-binding shareholders’ advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”), which is included as Proposal No. 2 in this proxy statement. We currently hold the say-on-pay vote every year, and are required to hold the say-on-pay vote at least once every three years. Accordingly, pursuant to this Proposal No. 3, shareholders may vote that future advisory votes on executive compensation be held in the future every year, every two years or every three years.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

The Company believes that the say-on-pay vote should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY "1 YEAR" ON THE FREQUENCY OF

FUTURE SHAREHOLDER ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION.

TRANSACTIONS WITH RELATED PERSONS

The Company, through the Bank, has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates. The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company. At the time made, no such loans involved more than the normal risk of collectability or presented other unfavorable features that require disclosure in the proxy statement.

Our Corporate Governance Guidelines require that we review all transactions that may be required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company provides limited brokerage services and investment advisory services and provides access to annuities and insurance products through its subsidiary Hancock Whitney Investment Services, Inc. (HWIS). It conducts virtually all of its other business activities through the Bank, or through the Bank’s subsidiaries, and those business activities primarily consist of offering deposit accounts, making loans, and engaging in trust business. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Bank and HWIS. With respect to lending activities, the Bank has a special written policy governing affiliate and insider lending transactions. This policy prohibits extensions of credit to insiders, as defined in the policies, unless the extension of credit:

•
is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and
•
does not involve more than the normal degree of risk or other unfavorable factors.

Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds $120,000 and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the board of directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related interests where the aggregate lending relationship exceeds

$500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Bank may make extensions of credit to an executive officer:

•
in any amount to finance the education of his or her children;
•
in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;
•
in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the Bank; or
•
for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the board of directors of the bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to insider lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank associates in identifying and reviewing pertinent transactions with identified insiders. The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Bank from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information collected from directors and designated executive officers includes the names of these individuals and their family members, as well as the names of their related interests. This information is compiled based on questionnaires our directors and designated executive officers submit to the Corporate Secretary. Information available from public databases and the Bank’s records supplement the data. The Bank’s Regulation O Monitoring Officer directly compiles information regarding other insiders designated by the Board of Directors as subject to Regulation O, their family members and related interests. The Bank’s officers managing proposed extensions of credit to insiders are responsible for confirming that the proposed extensions of credit comply with the Bank’s policies on insider transactions. The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an insider that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a non-employee director’s independence under SEC rules or NASDAQ listing rules. These procedures include annual director and executive officer questionnaires, a survey of client databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a non-employee director from meeting NASDAQ or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors. These codes, which are available on the Governance Documents page of the Investor Relations website at investors.hancockwhitney.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. Associates are also prohibited from handling any client relationship involving themselves, their relatives or affiliated businesses. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2022. As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee pre-approve the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within pre-approved fee levels. Unless otherwise provided, such pre-approvals shall remain in effect for 12 months. The Audit Committee may revise the list of generally pre-approved services from time to time. The Audit Committee may also grant general pre-approval for other permissible non-audit services classified as all other services, provided that such services would not impair the independent registered public accounting firm’s independence. Pre-approval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chair or her designee may pre-approve individual engagements up to a limit of $100,000. Any pre-approval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2022, the Audit Committee pre-approved all services provided by PwC.

Fees and Related Disclosures for Accounting Services

The Audit Committee pre-approved all professional services provided by PwC and the related fees in 2022 and 2021. The following table discloses the fees for professional services provided by PwC in each of the last two fiscal years to the Company and its subsidiaries:

	2022	2021
Audit Fees(1)	$1,994,112	$2,274,000
Audit-Related Fees (2)	58,000	165,000
Tax Fees (3)	-	145,350
All Other Fees (4)	963	985
Total	$2,053,075	$2,585,335

(1)
Relates to services rendered in connection with the audits of the consolidated financial statements of the Company, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.
(2)
Relates to services rendered in connection with audits of Company subsidiaries, assurance services for compliance reporting, registration statements and comfort letters.
(3)
Relates to permissible tax services.
(4)
Relates to permissible advisory services.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PricewaterhouseCoopers LLP (PwC), the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) pre-approve all audit or permissible non-audit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible non-audit services. The Audit Committee monitors management’s evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Company’s Investor Relations website at investors.hancockwhitney.com under Corporate Overview – Committee Charting. The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter on an annual basis. The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2022, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2022. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The Audit Committee held one executive session in 2022 and held two executive sessions with the Chief Internal Auditor in 2022.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2022 be included in the Annual Report on Form 10-K for filing with the SEC. The Audit Committee has selected PwC as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2023, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Christine L. Pickering, Chair

Sonya C. Little, Vice Chair

Hardy B. Fowler

Jerry L. Levens

PROPOSAL NO 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and to attest to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and until their successors are selected. PwC has served continuously as the Company’s auditor since 2009. PwC is a registered public accounting firm with the PCAOB, as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent auditor. In addition, the Audit Committee recognizes that restrictions exist as to the hiring of any current or former partner, principal, shareholder or professional employee of its independent auditor and has reasonable measures in place to ensure any such potential candidates are reviewed prior to hiring for compliance with such restrictions. The Audit Committee also requires the lead PwC partner assigned to the Company’s audit to be rotated at least every five years. The Audit Committee and its chairperson are directly involved in the selection of the new lead partner.

Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things: (i) external data relating to audit quality and performance, including recent PCAOB reports on PwC and its peer firms; (ii) PwC’s tenure as our independent auditor and its familiarity with our operations and business, accounting policies and practices and internal control over financial reporting; (iii) the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and expertise; (iv) whether the firm or any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters; and (v) PwC’s independence. Based on this evaluation, the members of the Audit Committee and the Company’s Board believe that the continued retention of PwC in 2023 is in the best interests of the Company and its shareholders.

The Board anticipates that representatives of PwC will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board has chosen to submit its selection of PwC for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this selection. If this proposal does not pass, the Audit Committee will reconsider the selection. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO

AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR 2023.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at investors.hancockwhitney.com.

OTHER MATTERS

We do not know of any matters to be presented at our 2023 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

SEC Rule 14a-8 If you are a shareholder who would like us to include your proposal in our notice of the 2024 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 15, 2023. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy statement.

Advance notice procedures Under our Bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Bylaws for a director nomination or other business as well as the information required by Rule 14a-19 under the Exchange Act if applicable. Director nominations must also include the related questionnaire and agreement specified in our Bylaws. If you would like to receive a printed copy of our Bylaws at no cost you may request these by contacting Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Whitney Corporation, Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

Based on this year’s annual meeting date, to be timely, the written notice must be delivered not earlier than December 28, 2023 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 27, 2024 (the 90th day prior to the first anniversary of this year’s annual meeting) to the Corporate Secretary at our principal executive offices by mail or overnight delivery service.

These advance notice procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Corporate Governance Committee for recommendation to the Board for election as described under Board of Directors and Corporate Governance — Board Committees — Corporate Governance and Nominating Committee – Identification of New Directors and from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above.

The proxies we appoint for the 2023 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

At the annual meeting, the Chairperson or other officer presiding will determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our Bylaws and shall have the authority to declare that a defective proposal or nomination be disregarded.

Please direct any questions about the requirements or notices in this section by writing to Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Whitney Corporation, Hancock Whitney Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501 or at P.O. Box 4019, Gulfport, MS 39502.

By Order of the Board of Directors.

Jerry L. Levens	John M. Hairston
Chairman of the Board	President and CEO

Dated: March 14, 2023

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Operating Revenue and Operating Pre-Provision Net Revenue, and Operating Earnings and Earnings per diluted share (Operating EPS) are non-GAAP financial measures that exclude income or expense considered to be nonoperating in nature. Items identified as nonoperating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in the Company’s business. As of January 1, 2022, the Company has determined that it will no longer include any immaterial results from storm-related expenses and income in nonoperating items. Operating Revenue and Operating Pre-Provision Net Revenue are presented on a taxable equivalent (te) basis to adjust for the tax-favored status of net interest income from certain loans and investments using the statutory federal tax rate. Operating Revenue is defined as net interest income (te) and noninterest income less nonoperating income. Operating Pre-Provision Net Revenue is defined as operating revenue less noninterest expense, excluding nonoperating items. Management believes these are useful financial measures because they enable investors and others to gain a better understanding of the Company’s performance period over period, as well as measure management’s success in executing its strategic initiatives. Operating pre-provision net revenue is also a useful financial measure to assess the Company’s ability to generate capital to cover credit losses through a credit cycle. Operating Earnings are defined as net income excluding nonoperating items net of income tax. Operating Earnings per Share is defined as operating earnings expressed as an amount available to each common shareholder on a diluted basis.

A reconciliation of these measures to GAAP measures is presented in the tables below:

Table 1. Operating Revenue and Pre-Provision Net Revenue (Operating Leverage) – Years Ended December 31, 2022 and 2021

	Years Ended December 31,
(In thousands)	2022	2021
Net interest income	$1,050,003	$933,235
Noninterest income	331,486	364,334
Total revenue	1,381,489	1,297,569
Taxable equivalent adjustment (a)	10,348	11,179
Nonoperating revenue	―	(10,976)
Operating revenue (te)	1,391,837	1,297,772
Noninterest expense	(750,692)	(807,007)
Nonoperating expense	―	46,873
Operating pre-provision net revenue (te)	$641,145	$537,638

Table 2. Operating Earnings and Operating Earnings per diluted share – Years Ended December 31, 2022 and 2021

(In thousands, except per share)	Earnings	EPS
Year Ended December 31, 2022
Net income	$524,089	$5.98
Net nonoperating items, after tax	―	―
Operating earnings and Operating EPS	$524,089	$5.98

Year Ended December 31, 2021
Net income	$463,215	$5.22
Net nonoperating items, after tax	27,784	0.31
Operating earnings and Operating EPS	$490,999	$5.53

Logo INVESTOR RELATIONS P.O. BOX 61260 NEW ORLEANS, LA 70161 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HWC2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow below and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 26, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D70597-P66082 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANCOCK WHITNEY CORPORATION The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the withheld nominee(s) on the line below. 1. Election of Directors Nominees: 01) Hardy B. Fowler 02) Randall W. Hanna 03) H. Merritt Lane, III 04) Sonya C. Little 05) Sonia A. Pérez The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve, on an advisory basis, the compensation of our named executive officers. 3. To approve an amendment to the Hancock Whitney Corporation 2020 Long Term Incentive Plan to increase the number of shares available by 1,400,000. 4. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D70598-P66082 HANCOCK WHITNEY CORPORATION PROXY FOR 2022 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder of Hancock Whitney Corporation does hereby nominate, constitute, and appoint Michael M. Achary and D. Shane Loper, and each of them jointly and severally, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side, with full power to vote all shares of common stock of Hancock Whitney Corporation, that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 A.M. Central Time, April 27, 2022 at www.virtualshareholdermeeting.com/HWC2022 or any adjournments or postponements thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR PROPOSAL 1, PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING. Continued and to be signed on reverse side